COLLABORATION AGREEMENT

by and between

NOVELOS THERAPEUTICS, INC.
(a Delaware corporation)

and

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED
(a Bermuda limited company)

February 11, 2009

(Portions of this exhibit have been omitted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended and filed separately with the Securities and Exchange Commission. Omitted portions are indicated herein by brackets.)

Table of Contents

1. DEFINITIONS	1
1.1. Definitions	1
1.2. Interpretations.	9
2. LICENSE	9
2.1. Grant	9
2.2. Sublicense	10
2.3. Limitations and Reservations	10
2.4. Improvements	10
2.5. Non-Competition	11
3. PAYMENTS	11
3.1. License Fee and Royalties	11
3.2. Calculations and Payment of Royalties.	11
3.3. Records	12
3.4. Payments	13
3.5. Overdue Payments	13
3.6. Taxes	13
3.7. Termination Report and Payment	13
4. DEVELOPMENT	13
4.1. Alliance Manager.	13
4.2. Joint Consultative Committee.	14
4.3. JCC Responsibilities.	15
4.4. JCC Meetings.	15
4.5. Decision Making.	16
4.6. Pre-Clinical, CMC Development and Manufacturing Development.	16
4.7. Clinical Development	17
4.8. Data Sharing.	18
4.9. Collaborator Commitment to Development of Lead Product.	19
4.10. Development of Other Licensed Products	21
5. REGULATORY ACTIVITIES.	21
5.1. Responsibility	21
5.2. Correspondence	21
6. MARKETING, SELLING AND COMMERCIALIZATION.	21
6.1. Commercialization Efforts	21
6.2. Pricing/Reimbursement and Product Launch	22
6.3. Collaborator Trademarks.	22
6.4. Commercialization	23
6.5. Control	23

- i -

7. MANUFACTURING.	23
7.1. Manufacturer Selection	23
7.2. GMP Batches	23
7.3. Novelos as Manufacturer	23
7.4. Collaborator as Manufacturer	24
7.5. Technology Transfer	24
8. CONFIDENTIALITY	24
8.1. Limited Disclosure and Use	24
8.2. Effect of Termination	25
8.3. Unauthorized Use; Remedies	25
8.4. Exclusive Property	25
9. REPRESENTATIONS; WARRANTIES	25
9.1. Limited Representation and Warranty.	25
9.2. Disclaimer of Warranties	28
10. COVENANTS	29
10.1. Mutual Covenants.	29
10.2. Covenants of Novelos	29
10.3. Covenants of Collaborator	31
11. INDEMNIFICATION AND INSURANCE	31
11.1. Indemnification.	31
11.2. Insurance	32
12. PROTECTION OF INTELLECTUAL PROPERTY RIGHTS	33
12.1. Cooperation of Collaborator	33
12.2. Third Party Infringement	33
13. TERM AND TERMINATION; REVERSION OF RIGHTS	34
13.1. Term of Agreement	34
13.2. Novelos Right to Terminate.	34
13.3. Collaborator Right to Terminate.	35
13.4. Effect of Termination	36
14. LIMITATION OF LIABILITY	38
15. GENERAL	38
15.1. Waivers and Amendments.	38
15.2. Entire Agreement	38
15.3. Severability	38
15.4. Relationship of the Parties	39
15.5. Notices	39
15.6. Governing Law, Jurisdiction and Dispute Resolution.	40
15.7. Counterparts	41
15.8. Assignment	41
15.9. Force Majeure	41

- ii -

15.10. Further Assurances	41
15.11. Intellectual Property	41
15.12. Press Releases and External Communications	42
15.13. Non-Solicitation of Employees	42
15.14. Expenses	42
15.15. Headings	42

Schedule 9.1.1(e) Government Consents and Filings	44

Attachment 1 Novelos Patents	45

Attachment 2 Novelos Trials	46

Attachment 3 Territory	47

Attachment 4 Milestone Payments	48

Attachment 5 Part A - Royalty Payments	49

Attachment 5 (continued) Part B – Super Royalty Payments	51

Attachment 6 CMC Work Program	52

Attachment 7 Pre-Clinical Studies	54

Attachment 8 Manufacturing Development Work	56

Attachment 9 Alternative Dispute Resolution	57

Attachment 10 Press Release	59

- iii -

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”), effective as of February 11, 2009 (the “Effective Date”), is made between Novelos Therapeutics, Inc., a Delaware corporation (“Novelos”), having a place of business at One Gateway Center, Suite 504, Newton, Massachusetts, and Mundipharma International Corporation Limited, a Bermuda limited company (“Collaborator”), having a place of business at 14 Par-la-Ville Road, P.O. Box HM2332, Hamilton HMJX Bermuda, with respect to the following facts:

RECITALS

A. Novelos has intellectual property rights, technology and know-how related to oxidized glutathione-based compounds for the treatment of cancer and hepatitis.

B. The Parties desire to enter into a collaborative program pursuant to which Novelos will grant Collaborator an exclusive License in the Territory (capitalized terms used but not defined in these Recitals shall have the meanings defined below) to develop, manufacture, market and sell the Licensed Products on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties agree as follows:

1.  DEFINITIONS

1.1.  Definitions.  For purposes of this Agreement, the terms set forth in this Section 1 shall have the respective meanings set forth below:

1.1.1.  “Action” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions.

1.1.2.  “Affiliate” shall mean, with respect to either Party, any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (a) controls a Party, (b) is controlled by a Party, or (c) is under common control with a Party; the terms “control” and “controlled” meaning ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.

1.1.3.  “Agreement” shall have the meaning set forth in the preamble, together with all appendices, exhibits and schedules attached hereto, as the same may be amended or supplemented from time to time, by written agreement of the Parties.

1.1.4.  “Alliance Manager” shall have the meaning set forth in Section 4.1.1.

1.1.5.  “API” shall mean the active pharmaceutical ingredient of a product.

1.1.6.  “BAM” shall mean the Russian private joint stock company BAM, having a principal place of business at Pskovskaya Str., 17, St Petersburg 190 121, Russia.

1.1.7.  “BAM-RL” shall mean the Russian private joint stock company BAM – Research Laboratories, having a principal place of business at Pskovskaya Str., 17, St Petersburg 190 121, Russia.

1.1.8.  “2000 BAM Agreement” shall mean the Technology, Assignment, Legal Protection and Consideration Agreement dated June 20, 2000 between BAM-RL and Novelos.

1.1.9.  “2005 BAM Agreement” shall mean the Technology, Assignment, Legal Protection and Consideration Agreement dated April 1, 2005 between BAM and Novelos

1.1.10.  “Bankruptcy Code” shall mean, as applicable, the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

1.1.11.  “CMC” shall mean chemistry, manufacturing and controls.

1.1.12.  “CTD” shall mean a Common Technical Document providing for a harmonized structure and format for an NDA suitable for submission for Regulatory Approval in the Territory, consistent with the ICH Guidelines.

1.1.13.  “Co-Chair” shall have the meaning set forth in Section 4.2.4.

1.1.14.  “Collaborator” shall have the meaning set forth in the preamble of this Agreement.

1.1.15.  “Collaborator Indemnitees” shall have the meaning set forth in Section 11.1.1.

1.1.16.  “Collaborator Know-How” shall mean, information, procedures, instructions, techniques, data, technical information, knowledge and experience (including, without limitation, toxicological, pharmaceutical, clinical, non-clinical and medical data, health registration data and marketing data), designs, dossiers and technology relating to or concerned with the Licensed Products (or any of their components or constituent parts) owned or controlled by Collaborator and used in connection with the Licensed Products, whether now existing or developed by or on behalf of Collaborator or its Affiliates after the date of this Agreement, in written, electronic or other form; provided, however, that the Collaborator Know-How shall not include the Collaborator Patents, the Novelos Know-How or the Novelos Patents.

1.1.17.  “Collaborator Patents” shall mean all Patents owned or controlled by Collaborator throughout the Territory that claim any improvements upon or modifications to the inventions and discoveries disclosed or claimed in any of the Novelos Patents or which claim the manufacture or use of any composition of matter or method of use relating to the Licensed Products and/or relating to GSSG in any combination with heavy metals.

1.1.18.  “Collaborator Technology” shall mean any Collaborator Patents and Collaborator Know-How and other discoveries and technical information developed, owned or controlled by Collaborator related to the Licensed Products.  All Collaborator Technology (except published Collaborator Patents) shall be the Confidential Information of Collaborator.

1.1.19.  “Collaborator Trials” shall mean the following trials in respect of the Lead Product to be conducted by Collaborator:  (i) the Label Expansion Trial, and (ii) any bridging or other studies that are required by the Japanese Regulatory Authorities to be conducted to obtain Regulatory Approval in Japan, provided that the Collaborator decides such trials are commercially viable to conduct pursuant to Section 4.9.2(c), in each case as such trials may be modified after the Effective Date in consultation with the JCC.

1.1.20.  “Commercially Reasonable Efforts” shall mean a level of resources, efforts and urgency to develop and commercialize the Lead Product applied by a Party that is consistent with such Party’s practices in actively pursuing the development and commercialization of its other pharmaceutical products at a similar stage of product life to the Lead Product and of similar market potential, profit potential and strategic value, based on conditions prevailing at the relevant time, taking into account, without limitation, competing products, market demand, proprietary position, safety, regulatory status, medical or scientific developments in the field of oncology, any adverse governmental intervention and any potential legal liability or other legal issues.

1.1.21.  “Confidential Information” shall mean, with respect to a Party, all secret, confidential, proprietary or non-publicly available information, data and materials of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) pursuant to this Agreement, together with analyses, data, compilations, studies or other documents or records prepared by the Receiving Party or its representatives that contain or otherwise reflect or are generated from such disclosed information, and, (i) if disclosed in writing or other tangible medium, is marked or identified in writing as confidential at the time of disclosure to the Receiving Party or (ii) if otherwise disclosed or if not so marked or identified in writing, is identified as confidential at the time of disclosure to the Receiving Party and is summarized and identified as confidential in writing or by electronic means within thirty (30) days after such disclosure or which would reasonably be understood to be confidential.  Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the Receiving Party can establish by written documentation or electronic records (a) has been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party; (b) has become publicly known without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party; (c) has been received by the Receiving Party at any time from a source, other than the Disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the Receiving Party free of confidentiality obligations prior to disclosure of such information by the Disclosing Party to the Receiving Party; or (e) has been independently developed (as demonstrated by contemporaneous written or electronic evidence maintained in the ordinary course of business by the Receiving Party) by employees or agents of the Receiving Party without access to or use of such information disclosed by the Disclosing Party to the Receiving Party.

1.1.22.  “Disclosing Party” shall have the meaning set forth in Section 1.1.21.

1.1.23.  “Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.1.24.  “EMEA” shall mean the European Medicines Agency.

1.1.25.  “European Registration Trial” shall have the meaning set forth in Section 4.7.1.

1.1.26.  “FDA” shall mean the United States Food and Drug Administration.

1.1.27.  “First Commercial Sale” shall mean the first sale, or other distribution for consideration, of a Licensed Product to a Third Party by Collaborator or its Affiliate or Sublicensee in a country in the Territory following grant of a Regulatory Approval and Pricing Approval for a Licensed Product in such country, but excluding distributions for purposes of product demonstrations, test marketing, clinical trial purposes or compassionate or similar uses.

1.1.28.  “Force Majeure” shall have the meaning set forth in Section 15.9.

1.1.29.  “GCP” shall mean the current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including without limitation the requirements in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314 and principles detailed in ICH Guidelines, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

1.1.30.  “Generic Product Competition” shall mean where generic products that are chemically equivalent to the relevant Licensed Product are being legally sold in a country of the Territory and Collaborator’s volume market share in such country is reduced as a result of the availability of such generic products by twenty percent (20%) or more of the market share by volume in the country(ies) where the generic products are being sold, as evidenced by IMS data.

1.1.31.  “GLP” shall mean the current Good Laboratory Practices as promulgated under the Act at 21 C.F.R. Part 58 and principles detailed in ICH Guidelines related to laboratory practice.

1.1.32.  “GMP” shall mean all applicable standards relating to current Good Manufacturing Practices for fine chemicals, API, intermediates, bulk products or finished pharmaceutical products, including without limitation (i) the principles detailed in the Act at 21 U.S.C. 351(a)(2)(B), in U.S. FDA regulations at 21 C.F.R. Parts 210 and 211 and in The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, (ii) the principles detailed in ICH Guidelines relating to the manufacture of API and finished pharmaceuticals, (iii) Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of compounds or Licensed Products or any components of either of the foregoing, or (iv) guidance documents (including advisory opinions, compliance policy guides and guidelines) promulgated by any Governmental Authority having jurisdiction over the manufacture of compounds or Licensed Products, which guidance documents are being implemented within the pharmaceutical manufacturing industry.

1.1.33.  “Governmental Authority” shall mean any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivision, instrumentality, branch, department, official, or entity); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

1.1.34.  “GSSG” shall mean oxidized glutathione.

1.1.35.  “ICH Guidelines” shall mean the guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.1.36.  “Improvement” shall mean all discoveries, concepts, ideas, confidential information, trade secrets, and know-how relating to the Licensed Products, the Novelos Technology and/or the Collaborator Technology, whether patentable or not, made or conceived during the Agreement by Novelos or its Affiliates, Collaborator or its Affiliates, any Sublicensees, or any combination thereof, alone or together, including, but not limited to, all processes, new uses of known processes, methods, articles of manufacture, machines, instrumentation, chemical composition of matter, techniques, and formulae.

1.1.37.  “Independent Data” shall mean, with respect to the Licensed Products, all data, including without limitation, toxicological, pharmaceutical, clinical, non-clinical and medical data, health registration data and marketing data, developed or procured by or on behalf of a Sponsoring Party or its Affiliates in an Independent Trial in respect of which the Non-Sponsoring Party has not paid to the Sponsoring Party fifty percent (50%) of its out-of-pocket development costs.

1.1.38.  “Independent Trial” shall have the meaning set out in Section 4.7.5.

1.1.39.  “JCC” shall mean the Joint Consultative Committee established by the Parties pursuant to Section 4.2.

1.1.40.  “Label Expansion Trial” shall mean a Phase II clinical study of the Lead Product in first-line advanced NSCLC to be conducted by Collaborator to support a broader use of the Lead Product in combination with other platinum-based chemotherapy agents instead of a more limited use of the Lead Product in combination with carboplatin and paclitaxel, which is a combination used more commonly in the USA than in the Territory.

1.1.41.  “Laws” shall mean all applicable laws, rules, regulations, judgments, orders, decrees, statutes, ordinances and other requirements of any Governmental Authority or instrumentality within the Territory and any other jurisdiction in which Licensed Products are developed, manufactured or sold, pursuant to the terms of this Agreement.

1.1.42.  “Lead Product” shall mean NOV-002, a combination of GSSG and cisplatin (1000:1 molar ratio), including the salts, esters, metabolites, tautomers, isomers, conjugates and complexes thereof.

1.1.43.  “Lee’s Pharma Agreement” shall mean the Collaboration Agreement dated December 14, 2007 between Novelos and Lee’s Pharma (HK) Ltd. pursuant to which Novelos granted an exclusive license to Lee’s Pharma (HK) Ltd. to develop, make, have made, register, use, market, sell, have sold, import, distribute and offer for sale the Lead Product, NOV-205 or any product containing GSSG and to exploit the Novelos Technology in the Lee’s Pharma Territory.

1.1.44.  “Lee’s Pharma Territory” shall mean Hong Kong, Macau, the People’s Republic of China and Taiwan.

1.1.45.  “License” shall have the meaning set forth in Section 2.1.

1.1.46.  “Licensed Products” shall mean all pharmaceutical preparations in all dosage strengths, formulations and methods of administration that contain the Lead Product or any other combination of GSSG and any heavy metal in any molar ratio, including in each case the salts, esters, metabolites, tautomers, isomers, conjugates and complexes thereof and any Improvements thereto made by either Party individually or jointly by the Parties as set forth in Section 2.4.

1.1.47.  “Losses” shall have the meaning set forth in Section 11.1.1.

1.1.48.  “MAA” shall mean marketing authorization application.

1.1.49.  “NDA” shall mean a new drug application or supplemental new drug application or any amendments or supplements thereto in CTD format.

1.1.50.  “Net Sales” shall mean with respect to Licensed Products sold, licensed or otherwise distributed (hereinafter “Sale”), the gross amount invoiced or otherwise charged to Third Parties in an arm’s length transaction in connection with the Sale of the Licensed Products by Collaborator or any Affiliate of Collaborator or any Sublicensee for all Licensed Products sold by Collaborator or any Affiliate of Collaborator or any Sublicensee in the Territory, less the following amounts actually deducted or allowed:

(a)  transport, freight and insurance costs;

(b)  sales and excise taxes and duties;

(c)  normal and customary trade, quantity and cash discounts and rebates;

(d)  amounts repaid, discounted or credited by reason of (i) retroactive price reductions, (ii) discounts, or (iii) rebates, which are, in each case, imposed upon Collaborator, its Affiliates or Sublicensees by any Governmental Authority or non-Governmental Authority with the authority to impose such price reductions, discounts or rebates;

(e)  any credits or allowances for damaged goods, returns, rebates, delayed ship order credits or rejections, to the extent these deductions actually pertain to a Sale.

For Licensed Products distributed to Third Parties in other than an arm’s length transaction (for example, at less than fair market value), excluding distributions for purposes of product demonstrations, test marketing, clinical trial purposes or compassionate or similar uses, the amount of Net Sales attributed to such Licensed Products shall be the fair market value of the Licensed Products based on the Sale in an arm’s length transaction of comparable amounts thereof.

1.1.51.  “Non-Sponsoring Party” shall have the meaning set forth in Section 4.8.5.

1.1.52.  “NOV-205” shall mean a mixture of GSSG and inosine developed by Novelos which acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties and is currently in Phase 1b clinical trials in the U.S.A.

1.1.53.  “Novelos” shall have the meaning set forth in the preamble of this Agreement.

1.1.54.  “Novelos Indemnitees” shall have the meaning set forth in Section 11.1.2.

1.1.55.  “Novelos Know-How” means all discoveries, information, procedures, instructions, techniques, data, technical information, knowledge and experience (including, without limitation, toxicological, pharmaceutical, clinical, non-clinical and medical data, health registration data and marketing data), designs, dossiers and technology relating to or concerned with the Licensed Products (or any of their components or constituent parts) owned or controlled by Novelos and used in connection with the Licensed Products, whether now existing or developed by or on behalf of Novelos or its Affiliates after the date of this Agreement, in written, electronic or other form; provided, however, that the Novelos Know-How shall not include the Novelos Patents, the Collaborator Know-How or the Collaborator Patents.

1.1.56.  “Novelos Patents” shall mean all Patents owned or controlled by Novelos throughout the world that claim the manufacture or use of any composition of matter or method of use relating to the Licensed Products and relating to oxidized glutathione in any combination with heavy metals, which are set forth in Attachment 1 to this Agreement.

1.1.57.  “Novelos Technology” shall mean the Novelos Patents and Novelos Know-How.  All Novelos Technology (except published Novelos Patents) shall be Confidential Information of Novelos.

1.1.58.  “Novelos Trials” shall mean the Phase II and Phase III clinical trials being or to be conducted by or on behalf of Novelos for the Lead Product, which are summarized in Attachment 2 to this Agreement, as may be modified after the Effective Date in consultation with the JCC.

1.1.59.  “NSCLC” shall mean non-small cell lung cancer.

1.1.60.  “Party” shall mean Novelos or Collaborator and, when used in the plural, shall mean Novelos and Collaborator collectively.

1.1.61.  “Patents” shall mean any patents and pending patent applications that have issued or may be issued in any country, including (i) all provisional and non-provisional applications, substitutions, divisions, confirmations, continuations, continuations-in-part, registrations, supplementary protection certificates and any renewals of any of the above; (ii) all letters patent granted thereon, and all patents-of-addition, re-issues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms; and (iii) all supplementary protection certificates, together with any foreign counterpart thereof.

1.1.62.  “Pricing Approval” shall mean the licenses, registrations, authorizations and approvals of any Regulatory Authority in the Territory necessary for the pricing and/or reimbursement of the Licensed Products in each country of the Territory.

1.1.63.  “Receiving Party” shall have the meaning set forth in Section 1.1.21.

1.1.64.  “Regulatory Approval” shall mean the technical, medical and scientific licenses, registrations, authorizations and approvals of any Regulatory Authority in the Territory, necessary for the distribution, marketing, promotion, offer for sale, use, import, export or sale of the Licensed Products in the Territory, but excluding Pricing Approval.

1.1.65.  “Regulatory Authority” shall mean any international, national (e.g., the Medicines and Healthcare products Regulatory Agency (the “MHRA”)), supra-national (e.g., EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval and/or Pricing Approval in the Territory.

1.1.66.  “Royalties” shall have the meaning set forth in Section 3.1.2.

1.1.67.  “Royalty Period” shall have the meaning set forth in Section 3.2.1.

1.1.68.  “Sale” shall have the meaning set forth in Section 1.1.50.

1.1.69.  “Sponsoring Party” shall have the meaning set forth in Section 4.8.5.

1.1.70.  “Sublicensee” shall mean a non-Affiliate sublicensee appointed by Collaborator in one or more countries of the Territory and approved by Novelos in accordance with Section 2.2(ii), or a non-Affiliate sublicensee appointed by Novelos in one or more countries outside the Territory, as the case may be.

1.1.71.  “Term” shall have the meaning set forth in Section 13.1.

1.1.72.  “Territory” shall mean the countries listed in Attachment 3 hereto.

1.1.73.  “Third Party” shall mean any person or entity other than Collaborator, Novelos or an Affiliate or Sublicensee of Collaborator or Novelos.

1.1.74.  “Trademarks” shall mean the trademarks, domain names and internet sites to be selected and owned by Collaborator under which the Licensed Products will be promoted, marketed and sold by Collaborator and its Affiliates and Sublicensees in the Territory in accordance with Section 6.3.

1.1.75.  “USA” shall mean the United States of America, its territories and possessions.

1.2.  Interpretations.

1.2.1.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.  The language in this Agreement is to be construed in all cases according to its fair meaning.

1.2.2.  The definitions of the terms herein apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references herein to Sections or Attachments will be construed to refer to Sections and Attachments to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, (viii) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply.

2.  LICENSE

2.1.  Grant.  During the Term hereof and subject to the other terms and conditions of this Agreement, Novelos hereby grants to Collaborator (i) the exclusive, royalty-bearing, non-transferable and non-sublicenseable (except as set forth in Section 2.2 hereof) right to research, register, develop, make, have made, use, warehouse, promote, market, sell, have sold, import, distribute, and offer for sale the Licensed Products solely and exclusively in the Territory and (ii) the exclusive, non-transferable and non-sublicenseable (except as set forth in Section 2.2 hereof) right to exploit the Novelos Technology in the Territory solely for the purpose of researching, registering, developing, making, having made, using, warehousing, promoting, marketing, selling, having sold, importing, distributing and offering for sale the Licensed Products in the Territory (the foregoing rights referred to hereinafter as the “License”).

2.2.  Sublicense.  Collaborator shall be entitled to sublicense its License under Section 2.1 (i) to any of its Affiliates without Novelos’s approval and (ii) to Sublicensees with Novelos’s prior written approval, such approval not to be unreasonably delayed or withheld.   Collaborator shall guarantee the performance of its Affiliates and Sublicensees under this Agreement with respect to any sublicense granted pursuant to this Section 2.2.

2.3.  Limitations and Reservations.  Novelos reserves for itself all rights not granted herein, including, but not limited to, (i) the irrevocable right to research, register, develop, make, have made, use, warehouse, market, sell, have sold, import, distribute, and offer for sale the Licensed Products outside of the Territory, and (ii) the irrevocable right to exploit the Novelos Technology outside of the Territory.  Except for the license set forth in Section 2.1(ii), no title in or to the Novelos Technology is transferred to Collaborator pursuant to this Agreement, and no title in or to any Collaborator Technology is transferred to Novelos pursuant to this Agreement.

2.4.  Improvements.  Any Improvement shall be owned exclusively by the Party who discovered, created or developed such Improvement.  If such Improvement rises to the level of a patentable invention, then the Party who discovered, created or developed it shall be the sole owner of any Patents related to such Improvement.  Such Party shall be responsible for the preparation, filing, prosecution and maintenance of any Patent covering such an Improvement, and shall bear the costs associated with obtaining and maintaining any such Patent.  Any Improvement discovered, created or developed during any joint trials that the Parties elect to conduct pursuant to Section 4.7.4 shall be jointly owned by the Parties in proportion to the Parties’ respective financial contribution to such joint trial, and Collaborator shall be responsible for the preparation, filing, prosecution and maintenance of any Patent covering such a joint Improvement in the Territory, and Novelos shall be responsible for the preparation, filing, prosecution and maintenance of any such Patent outside the Territory, with each Party bearing the costs associated with obtaining and maintaining any such Patent in their respective geographic territories.  To the extent that any Improvement discovered, created or developed by or on behalf of Novelos relates to the Licensed Products, including new dosage forms, formulations and methods of administration, such Improvements will be communicated to Collaborator and licensed to Collaborator pursuant to Section 2.1 hereof without additional compensation, unless such Improvements are discovered, created or developed by or on behalf of Novelos in an Independent Trial, in which case such Improvements will be automatically licensed to Collaborator pursuant to Section 2.1 upon receipt by Novelos of Collaborator’s cash payment of fifty percent (50%) of the out-of-pocket development costs in accordance with the procedure set forth in Section 4.8.5.  To the extent that any Improvement discovered, created or developed by or on behalf of Collaborator relates to the Licensed Products, including new dosage forms, formulations and methods of administration, such Improvements will be communicated to Novelos and automatically licensed to Novelos without any compensation, unless such Improvements are discovered, created or developed by or on behalf of Collaborator in an Independent Trial, in which case such Improvements will be automatically licensed to Novelos upon receipt by Collaborator of Novelos’ cash payment of fifty percent (50%) of the out-of-pocket development in accordance with the procedure set forth in Section 4.8.5.

2.5.  Non-Competition.  In further consideration of the payments made and to be made under this Agreement, Novelos agrees that during the Term it shall not, and shall not grant rights to an Affiliate or a Third Party to, research, register, develop, make, have made, use, warehouse, promote, market, sell, have sold, offer for sale, import, distribute or commercialize pharmaceutical products containing the Licensed Products or NOV-205 for any indication in the field of oncology in the Territory.  For the avoidance of doubt, nothing in this Agreement shall be construed to prevent Novelos from developing, registering, making, using, selling, commercializing or otherwise engaging in any activities outside the Territory pertaining to pharmaceutical products containing the Licensed Products or NOV-205 for any indication or granting rights to an Affiliate or a Third Party to do any of the foregoing outside the Territory, provided that such activities do not interfere with Collaborator’s rights under this Agreement inside the Territory, as determined in accordance with the decision making provisions of Section 4.5.

3.  PAYMENTS

3.1.  License Fee and Royalties.  For the License granted in Section 2.1 of this Agreement, Collaborator shall make the following payments to Novelos, subject to the recovery by Collaborator of the costs of the European Registration Trial in accordance with the mechanism set forth in Section 4.7.1:

3.1.1.  milestone payments in the amounts described in Attachment 4, at the times set forth in Attachment 4, such payment shall be made within 30 days of reaching the applicable milestone;

3.1.2.  a royalty on Net Sales of the Licensed Products in the percentages described in Attachment 5 – Part A (“Royalties”); and

3.1.3.  super royalty payments in the amounts described in Attachment 5 – Part B, at the times set forth in Attachment 5 – Part B, such payment shall be made within thirty (30) days of reaching the applicable Net Sales thresholds.

3.2.  Calculations and Payment of Royalties.

3.2.1.  Unless set forth otherwise on Attachment 5 – Part A, Royalties shall be paid in quarterly (based on a calendar year beginning on January 1st and ending on December 31st) increments (the “Royalty Period”).  Royalties shall be calculated for each Royalty Period as of the last day of each such Royalty Period.  Payment of Royalties with respect to each Royalty Period shall be due within forty-five (45) days after the end of each Royalty Period, beginning with the Royalty Period in which the First Commercial Sale of a Licensed Product occurs.

3.2.2.  Within forty-five days of the end of each Royalty Period (whether or not Royalties are due), Collaborator shall deliver to Novelos true and accurate reports, giving such particulars of the business conducted by Collaborator and its Affiliates and Sublicensees under this Agreement as shall be pertinent to an accounting of Royalties and other payments under this Agreement.  Reports shall include at least the following on a Licensed Product-by-Licensed Product and country-by-country basis:

(a)  The units/packs of Licensed Products used, sold, licensed, or otherwise distributed;

(b)  The calculation of Net Sales;

(c)  Total amount due under this Agreement (including, without limitation, the manner in which all amounts were calculated);

(d)  Upon request by Novelos, any other information that is reasonably necessary for the purpose of showing the amounts payable to Novelos hereunder and/or the manner in which such amounts were calculated and/or the compliance by Collaborator with the diligence provisions of Section 4.9 and 6.1 hereof; and

(e)  If no payment shall be due, then the report shall so state.

3.3.  Records.  Collaborator shall keep at its principal place of business, or upon written notice to Novelos, the principal place of business of the appropriate division to which this Agreement relates, accurate records in sufficient and customary detail such that the amounts payable may be verified.  During the Term and for a period of three (3) years following termination, Collaborator, its Affiliates and Sublicensees shall permit a Third Party accounting firm appointed by Novelos and reasonably acceptable to Collaborator to inspect, audit and copy its books and records regarding the sale of Licensed Products, during normal business hours, provided that Collaborator, its Affiliates or Sublicensees, as applicable, has received at least thirty (30) business days’ prior written notice regarding the foregoing.  Novelos may request its Third Party accounting firm to conduct such audit no more than once in any twelve (12) month period at any one location.  Such records shall include but not be limited to invoice registers and original invoices; product sales analysis reports; price lists, accounting general ledgers; sublicense and distributor agreements; product catalogues and marketing materials; sales tax returns; and shipping documents.  Such examination shall be made at Novelos’s expense, except that if such examination discloses a shortage of eight percent (8%) or more in the amount of Royalties or other payments due Novelos for any year, then, in addition to paying the shortage of Royalties, Collaborator shall reimburse Novelos for the cost of such examination or audit, including any professional fees and out of pocket costs incurred by Novelos.  A written confidentiality agreement will be required before the Third Party accounting firm commences such an examination or audit, and the results of the audit shall be treated as Confidential Information unless and until a related legal Action (including arbitration) is taken.

3.4.  Payments.  All amounts owing to either Party under this Agreement shall be paid in U.S. dollars, by check or other instrument representing immediately available funds payable to the receiving Party or in a wire transfer sent to an account specified by the receiving Party, if any are listed.  If Collaborator (or an Affiliate or Sublicensee) invoices or otherwise charges Third Parties in connection with the Sale of the Licensed Products in a currency other than U.S. dollars, Royalties payable shall be expressed in their U.S. dollar equivalent based on the rate of exchange applicable on the last working day of the corresponding Royalty Period as published in the Wall Street Journal.  Although Collaborator and Novelos may arrange for direct payment to Novelos by an Affiliate or Sublicensee of Collaborator (as applicable), Collaborator shall remain responsible for all unpaid amounts due pursuant to this Agreement.

3.5.  Overdue Payments.  Overdue payments shall bear simple interest until paid at an annual rate of two percent (2%) or the maximum rate allowed by law, whichever is lower.  Interest accruing under this Section 3.5 shall be due on demand.

3.6.  Taxes.  Collaborator is responsible for all taxes related to this Agreement and the transactions contemplated hereby, except taxes based on net income or gross receipts of Novelos.  If Collaborator is required by applicable law to deduct any taxes, assessments or other charges from or in respect of any amounts payable to Novelos under this Agreement, such deduction shall be made and paid to the relevant taxing authority or other Governmental Authority in accordance with all applicable laws, and only the remaining amount after such deduction shall be paid to Novelos hereunder.  The amounts payable by Collaborator to Novelos pursuant to this Section 3.6 shall in no event be increased by such taxes, assessments or other charges.  The Parties shall reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, and take any other reasonable actions in order to enable Collaborator to make such payments to Novelos without any deduction or withholding.  In addition, upon Novelos’ request, Collaborator shall furnish Novelos with proof of payment of any taxes, assessment or charges deducted hereunder.

3.7.  Termination Report and Payment.  Within forty-five (45) days after the date of termination of this Agreement (pursuant to Section 13 of this Agreement), Collaborator shall make a final report and payment to Novelos as set forth in this Agreement for the then-current Royalty Period.

4.  DEVELOPMENT

4.1.  Alliance Manager.

4.1.1.  Each Party shall appoint one employee representative who possesses a good understanding of and experience in technical development and regulatory issues and the requisite experience to act as its alliance manager for this relationship (the “Alliance Manager”).  As soon as the Lead Product has achieved Regulatory Approval in any of the United Kingdom, Germany, France, Spain or Italy, then each Party shall replace its respective Alliance Manager with an employee representative who possesses a good understanding of commercialization and marketing issues to act as its Alliance Manager in respect of the launch, promotion, marketing sale and distribution of the Lead Product in the Territory.

4.1.2.  Each Party may replace its respective Alliance Manager at any time upon written notice to the other.  Any Alliance Manager may designate a substitute with due qualification and authority to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties, including coordinating JCC meetings in conjunction with the Co-Chairs.  The Alliance Managers will meet and confer on a regular basis, as often as necessary but not less than once per month, either in person or by teleconference, to discuss the status of the Parties’ alliance under this Agreement.  Each Alliance Manager will also be responsible for:

(a)  coordinating the relevant functional representatives of the Parties in developing and executing strategies and plans for the Lead Product at the relevant phase of development and commercialization in an effort to ensure consistency and efficiency within and outside the Territory;

(b)  providing a single point of communication for seeking consensus both internally within the respective Party’s organization and together regarding key strategy and planning issues within the Territory;

(c)  identifying and raising cross-Party issues to the JCC in a timely manner;

(d)  coordinating and ensuring during the technical development and Regulatory Approval phase of the Lead Product, the pursuit of cooperative and consistent technical development and regulatory efforts for the Lead Product within the Territory; and

(e)  coordinating and ensuring during the launch and commercialization phase of the Lead Product, the development of appropriate internal and external communications with respect to the Lead Product in the Territory.

4.2.  Joint Consultative Committee.

4.2.1.  The Parties shall establish a Joint Consultative Committee (“JCC”) to consult and collaborate on all operational matters related to the Lead Product in the Territory, including all pre-clinical development, CMC, clinical development, manufacturing, regulatory, launch strategy and marketing matters.

4.2.2.  The JCC shall consist of an equal number of three (3) representatives of each Party, which shall include each Party’s Alliance Manager.  JCC members shall be appropriately qualified and experienced to make a meaningful contribution to JCC meetings.  The names of the initial members of the JCC shall be provided by each Party to the other Party within thirty (30) days after the Effective Date.  A Party’s JCC members may be replaced with an appropriately qualified representative at any time upon written advance notice to the other Party.

4.2.3.  In the event a JCC representative from either Party is unable to attend or participate in a meeting of the JCC, the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting, in its sole discretion.

4.2.4.  Each Party shall appoint one of its JCC representatives to co-chair the meetings (each, a “Co-Chair”).  The Co-Chairs shall (i) coordinate and prepare the agenda and ensure the orderly conduct of the meetings; (ii) attend each meeting; and (iii) prepare and issue minutes of each meeting within thirty (30) days thereafter accurately reflecting the discussions and decisions of the JCC.  Such minutes from each meeting shall not be finalized until each Co-Chair representing each Party has reviewed and confirmed the accuracy of such minutes in writing.  The Co-Chairs shall solicit agenda items from JCC representatives and provide an agenda along with appropriate information for such agenda reasonably in advance of any meeting.  It is understood that such agenda will include all items requested by either Co-Chair for inclusion therein.  In the event the Co-Chair from either Party is unable to attend or participate in a JCC meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for such meeting in its sole discretion.

4.3.  JCC Responsibilities.

4.3.1.  The JCC shall have the following responsibilities:

(a)  collaborate closely on developing the specific plans for the development and commercialization of the Lead Product in the Territory; and

(b)  share information and keep the other Party informed of any issues affecting the development and commercialization of the Lead Product within and/or outside the Territory.

4.3.2.  The JCC shall act solely in an advisory and consultative capacity with respect to matters concerning the development and commercialization of the Lead Product both within and outside the Territory.

4.3.3.  The JCC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the successful development and commercialization of the Lead Product in the Territory.

4.4.  JCC Meetings.

4.4.1.  The JCC shall have its initial meeting within sixty (60) days after the Effective Date.  Thereafter, the JCC shall meet as frequently as required, but in no event less than once every three calendar months.

4.4.2.  The JCC meetings may be conducted by telephone, videoconference or in person as determined by the Co-Chairs; provided that, at least once every six (6) months, a meeting shall be held in person.  All in-person JCC meetings shall be held on an alternating basis between Novelos’ head office in Massachusetts and the office of Collaborator’s Affiliate in Cambridge, United Kingdom.  Each Party shall be responsible for its own expenses relating to such meetings.  As appropriate, other employee representatives or agents of the Parties may attend JCC meetings as non-voting observers and/or presenters.  Each Party may also call for special meetings of the JCC to resolve particular matters requested by such Party that are within the areas of responsibility of the JCC.  Each Co-Chair shall provide its Party’s representatives with no less than fifteen (15) business days’ notice of each regularly scheduled meeting, and no less than ten (10) business days’ notice of any special meetings called by either Party.  The initial meeting shall take place at Novelos’ head office in Massachusetts.

4.5.  Decision Making.

4.5.1.  Subject to Section 4.5.2, (i) all decisions with respect to matters relating to the Licensed Products outside the Territory shall be made solely by Novelos and Affiliates, with such decisions to be made in a fair and reasonable manner and in conformity with this Agreement, including without limitation Section 4.3.3, and (ii) all decisions with respect to matters relating to the Licensed Products within the Territory shall be made solely by Collaborator and its Affiliates, with such decisions to be made in a fair and reasonable manner and in conformity with this Agreement, including without limitation Section 4.3.3.

4.5.2.  In the event that a decision made or proposed to be made by Novelos or its Affiliates or Third Party licensees or Sublicensees with respect to the Licensed Products is reasonably believed by Collaborator to have an actual or potential material adverse effect on a matter relating to the Licensed Products within the Territory, Collaborator will refer the matter to the JCC for good faith discussion and consideration, with the aim of resolving the issue promptly and collaboratively in accordance with the principles of Section 4.3.3.  If the issue cannot be resolved within thirty (30) days of its referral to the JCC, the Parties shall refer the matter to their respective executive officers referred to in Section 15.6.2 to reach consensus in accordance with Section 15.6.3.  In the event that the Parties’ executive officers do not reach consensus with respect to a particular matter after endeavoring in good faith for thirty (30) days to do so, then the mediation and alternative dispute resolution provisions set forth in Sections 15.6.4 and15.6.5 and in Attachment 9 shall apply.

4.6.  Pre-Clinical, CMC Development and Manufacturing Development.

4.6.1.  On the Effective Date, the Parties anticipate that each of: (i) the CMC work program set out in Attachment 6, (ii) the pre-clinical work program set out in Attachment 7, and (iii) the manufacturing development work program set out in Attachment 8, will be required by the EMEA in respect of the Lead Product in the Territory.  Furthermore, Novelos anticipates that the work programs set out in Attachments 6, 7 and 8 are substantially the same as those that will be required by the FDA in respect CMC development, pre-clinical development and manufacturing of the Lead Product for the USA, although the FDA may elect to waive one or more of the activities or guidelines set out in Attachments 6, 7 or 8.  The Parties accordingly agree to work collaboratively to the fullest extent possible with the aim of expediting development of the Lead Product in the Territory and eliminating any potential duplication of effort in performing the work programs set out in Attachments 6, 7 and 8 in accordance with the following provisions:

(a)  Within thirty (30) days of the Effective Date, the Parties will review the content of Attachments 6, 7 and 8 and compile a mutually agreed list of questions to be submitted by Novelos to the FDA for advice, including a formal request for the FDA’s written confirmation as to whether any of the specific work activities or guidelines specified in Attachments 6, 7 or 8 will not be required for development of the Lead Product for the USA.  Novelos will inform Collaborator promptly upon receipt of a reply from the FDA to such request.

(b)  Novelos shall be responsible for undertaking, at its cost, each of the following:  (i) the CMC development work program set out in Attachment 6, (ii) the pre-clinical development work program set out in Attachment 7, and (iii) the manufacturing development work program set out in Attachment 8, in each case, in accordance with the specific guidelines listed therein, except to the extent that the FDA confirms in writing in accordance with sub-paragraph (a) above that it waives or will not require completion of a specified activity or adherence to a specified guideline set out in any of Attachment 6, 7 or 8.  In such case, if the Collaborator believes that notwithstanding the FDA’s position, such activity or guideline will be required in the Territory, then, at Collaborator’s cost, Collaborator shall carry out such activity either by itself or by appointing Novelos or a Third Party to carry out such activity on Collaborator’s behalf, as appropriate in the circumstances but in Collaborator’s sole discretion, and the resulting data from such activity shall constitute Collaborator’s Independent Data.

4.7.  Clinical Development.   Each Party shall use Commercially Reasonable Efforts to undertake its respective clinical development activities set forth below, all of which shall be conducted in accordance with GLP and GCP as applicable:

4.7.1.  Collaborator shall be responsible for carrying out the Collaborator Trials at its cost in the Territory.  However, in the unlikely event that the EMEA requires the Collaborator to conduct an additional clinical trial for the Lead Product in first-line advanced stage NSCLC in order to obtain Regulatory Approval for that indication in the European Union (the “European Registration Trial”), then the Collaborator shall be entitled, in its sole discretion, either (i) to convert the Label Expansion Trial into the European Registration Trial, subject to sub-paragraphs (a) and (c) below, or (ii) to commence a new Phase III clinical trial for the Lead Product in first-line advanced stage NSCLC as the European Registration Trial, subject to sub-paragraphs (b) and (c) below:

(a)  If Collaborator elects to convert the Label Expansion Trial into the European Registration Trial, Collaborator shall pay for the full cost of the Label Expansion Trial and the European Registration Trial (i.e. pre- and post-conversion costs) and recover that full combined cost by reducing subsequent milestones, Royalty and super royalty payments to Novelos, as follows:  Collaborator shall reduce each subsequent milestone, Royalty and super royalty payment due to Novelos pursuant to Section 3 by up to, but not more than, 50% until all costs paid by Collaborator in connection with the Label Expansion Trial and European Registration Trial, both pre- and post-conversion, have been recovered.

(b)  If Collaborator elects to commence a new Phase III clinical trial for the Lead Product in first-line advanced stage NSCLC as the European Registration Trial, instead of converting the Label Expansion Trial, Collaborator shall pay for the full cost of such new Phase III trial and recover the full cost by reducing subsequent milestones, Royalty and super royalty payments to Novelos as follows: Collaborator shall reduce each subsequent milestone, Royalty and super royalty payment due to Novelos pursuant to Section 3 by up to, but not more than, 50% until all costs paid by Collaborator in connection with the European Registration Trial have been recovered.

(c)  For the avoidance of doubt, if the FDA concludes that the results of the Novelos Trials are unsatisfactory or inadequate for obtaining regulatory approval of the Lead Product in first-line advanced stage NSCLC in the USA, Collaborator shall have no obligation to conduct or to continue any clinical trials of the Lead Product in any indication in the Territory, whether by way of conversion of the Label Expansion Trial specified in Section 4.7.1(i) or commencement of a new Phase III clinical trial specified in Section 4.7.1(ii) or otherwise.

4.7.2.  Novelos shall conduct and complete the Novelos Trials as soon as practicable at its cost, as well as any other FDA clinical requirements.  Novelos shall forward the final study report for each Novelos Trial to Collaborator within three (3) months after completion of each such trial in accordance with the applicable protocol.

4.7.3.  Novelos shall provide Collaborator with a copy of the full NDA in CTD format for the Lead Product for the indication of NSCLC (first-line advanced stage) at least five (5) business days prior to its submission to the FDA.

4.7.4.  The Parties may discuss and decide whether or not to conduct additional joint clinical trials of any of the Licensed Products from time to time, which, if agreed by the Parties, shall be carried out in accordance with a joint clinical development plan to be agreed in writing by the Parties and which shall identify the Parties’ responsibilities with respect to the administration and funding of the agreed joint clinical trials.

4.7.5.  In addition, each Party may decide, in its sole discretion, to conduct and fund further development work, including toxicology, formulation and pharmaceutical development, pharmacoeconomic analyses, market research, non-clinical studies and/or clinical trial(s) of the Licensed Products in its respective territory without any financial contribution or involvement of the other Party (an “Independent Trial”) and with no right of access to the data or intellectual property resulting therefrom by the non-contributing Party unless it pays fifty percent (50%) of the cost of generating such data or intellectual property, respectively, in accordance with the procedure set forth in Section 4.8.5.

4.7.6.  Novelos shall provide clinical trial supplies to Collaborator, if so requested, at the cost charged to Novelos by its contract manufacturers.

4.8.  Data Sharing.

4.8.1.  All data generated by or on behalf of Novelos shall be the property of Novelos; all data generated by or on behalf of Collaborator or its Affiliates or Sublicensees shall be the property of Collaborator.  All data generated by or on behalf of the Parties jointly in accordance with Section 4.7.4 above shall be the joint property of the Parties in proportion to their respective financial contributions to the generation of such data.

4.8.2.  On the Effective Date, Novelos shall deliver, or will have previously delivered, to Collaborator all Novelos Know-How in existence on such date.  In addition, Novelos shall provide free of charge to Collaborator all results and data generated from time to time in the Novelos Trials on a timely basis, including a copy of the final study report issued in each Novelos Trial within fifteen (15) days of such report’s completion.

4.8.3.  All data generated by or on behalf of Collaborator at its cost, including without limitation any data arising from the Label Expansion Trial (if not converted to the European Registration Trial pursuant to Section 4.7.1 and the costs thereof recovered from Novelos pursuant to Section 4.7.1(a)), pre-clinical, CMC, clinical and/or manufacturing development work not required by the FDA but conducted by or on behalf of Collaborator pursuant to Section 4.6.1(b), shall only be made available to Novelos upon Collaborator’s receipt of a cash payment equal to fifty percent (50%) of the documented out-of-pocket development costs incurred by Collaborator in generating such data.

4.8.4.  Collaborator shall provide free of charge to Novelos all data generated from time to time in the European Registration Trial, on the basis that Collaborator’s costs of conducting such trial are to be recovered in full from Novelos from a reduction in Royalties, super-royalties and milestones in accordance with the mechanism set forth in Section 4.7.1(a) and (b).

4.8.5.  The Independent Data generated from time to time in any Independent Trials conducted and funded by a Party (the “Sponsoring Party”), including final study reports issued in such Independent Trials, shall be owned by the Sponsoring Party and shall not be provided to the other Party (the “Non-Sponsoring Party”) unless such Non-Sponsoring Party makes a cash payment equal to fifty percent (50%) of the documented out-of-pocket development costs incurred by the Sponsoring Party.  Within fifteen (15) days of the Sponsoring Party’s receipt of the Non-Sponsoring Party’s payment, the Independent Data generated in such Independent Trial shall be provided to the Non-Sponsoring Party, which may share such data with its Affiliates and Sublicensees as it sees fit.  For the avoidance of doubt, the Label Expansion Trial to be conducted by Collaborator shall constitute an Independent Trial and the resulting data shall be Collaborator’s Independent Data, unless or until the Label Expansion Trial is converted into the European Registration Trial pursuant to Section 4.7.1 and the pre- and post-conversion costs are to be recovered in full from Novelos from a reduction in Royalties, super-royalties and milestones in accordance with the mechanism set forth in Section 4.7.1(a).

4.8.6.  Notwithstanding the foregoing provisions of this Section 4.8, (i) in no event shall a Party be obligated to disclose to the other Party protected health information obtained in its clinical trials, and (ii) the Parties shall exchange adverse event information regarding the Licensed Products on a timely basis in accordance with a separate pharmacovigilance agreement to be entered into by the Parties by not later than ninety (90) days after the Effective Date.

4.9.  Collaborator Commitment to Development of Lead Product.

4.9.1.  Subject to Novelos’ fulfillment of its obligations under Sections 4.6 and 4.7 and subject further to Sections 6.2 and 6.4, Collaborator shall use its Commercially Reasonable Efforts to develop and to bring the Lead Product to market throughout the Territory.

4.9.2.  Collaborator shall not be considered to have used Commercially Reasonable Efforts in Japan as required under Section 4.9.1 with respect to the Lead Product unless the Collaborator does the following:

(a)  Within six (6) months of the Effective Date, Collaborator shall submit a written request to the Japanese Regulatory Authorities for advice with respect to the pre-clinical, clinical and CMC development work program required for NDA equivalent submission to the Japanese Regulatory Authorities;

(b)  Within three (3) months of Collaborator’s receipt of advice from the Japanese Regulatory Authorities requested pursuant to sub-paragraph (a) above, Collaborator shall create a pre-clinical, CMC and clinical development plan for the Lead Product in Japan for discussion with the JCC;

(c)  Within six (6) months of Collaborator’s receipt of advice from the Japanese Regulatory Authorities requested pursuant to sub-paragraph (a) above and discussion of the Japanese development plan specified in sub-paragraph (b) above with the JCC, Collaborator will decide whether or not it is commercially viable to commence any bridging or other studies that are required by the Japanese Regulatory Authorities to be conducted to obtain Regulatory Approval for the Lead Product in Japan;

(d)  Within 12 months after receiving Regulatory Approval and Pricing Approval from the Japanese Regulatory Authorities, make a commercial scale launch of the Lead Product in Japan.

4.9.3.  Collaborator shall not be considered to have used Commercially Reasonable Efforts in the European Union as required under Section 4.9.1 with respect to the Lead Product unless the Collaborator does the following:

(a)  Within six (6) months of the Effective Date, request an EMEA meeting or national equivalent(s) for the purpose of determining the regulatory requirements for an MAA submission in the European Union;

(b)  Within twelve (12) months of the receipt of the later of (i) the FDA’s advice pursuant to Section 4.6.1 and (ii) the EMEA’s or other Regulatory Authority’s advice referred to in sub-paragraph (a) above, commence any pre-clinical, CMC or manufacturing development work for the Lead Product that the FDA has confirmed in writing is not required for approval in the USA as described in Section 4.6.1, but which Collaborator believes (or the EMEA or other Regulatory Authority has advised) would be required for MAA submission in the European Union;

(c)  Within twelve (12) months of the Effective Date, initiate the Label Expansion Trial in the European Union; and

(d)  Within six (6) months of successful completion of the later of (i) the Label Expansion Trial and (ii) the first to be completed of (A) the Novelos Trials or (B) the European Registration Trial, if conducted pursuant to Section 4.7.1, submit an MAA for the Lead Product to the EMEA, provided that Collaborator determines in its sole judgment that it has sufficient data for inclusion in the MAA to support a submission that will achieve Regulatory Approval from the EMEA.

4.10.  Development of Other Licensed Products.  In the event that the Parties wish to develop any further Licensed Products from time to time in addition to the Lead Product, such development activities, if agreed by the Parties, shall be undertaken following provisions and principles that are consistent with the development of the Lead Product under this Section 4.  In such event, the Parties shall agree in good faith to a written development plan for such additional Licensed Products which shall identify the Parties’ respective responsibilities and obligations relating to the specific Licensed Products to be developed.

5.  REGULATORY ACTIVITIES.

5.1.  Responsibility.  Collaborator shall be solely responsible for all regulatory filings and related submissions with respect to of the Lead Product and any other Licensed Products that the Parties agree to develop pursuant to Section 4.10 in the Territory (including, without limitation, obtaining all Regulatory Approvals and Pricing Approvals required to sell the Licensed Products in the Territory) and shall bear all costs in connection therewith.  Collaborator will be the sole interface with and otherwise handle all correspondence, meetings and other interactions with the relevant Regulatory Authorities concerning the Regulatory Approvals of the Lead Product and any other Licensed Products in the Territory.  Novelos will provide whatever assistance Collaborator may reasonably request to allow Collaborator to fulfill its obligations under this Section 5.1 and Sections 4.9 and 6.1, subject to the provisions of Section 4.8.5.  All Regulatory Approvals in the Territory will be held in the name of Collaborator or an Affiliate or Sublicensee of the Collaborator, provided that, upon termination of this Agreement (other than for breach by Novelos) Collaborator shall, to the extent legally permissible, cause such Regulatory Approvals to be transferred to Novelos or to its designee, subject to Section 13.4.

5.2.  Correspondence.  The Parties will promptly and in accordance with applicable Law provide to each other copies of any documents or correspondence received from any Governmental Authority anywhere in the world, including any minutes from a meeting with respect thereto, relating to the Licensed Products or the Novelos Technology, but in no event more than ten (10) business days after each Party’s receipt thereof.  The Parties will provide each other with any documents or correspondence to be submitted to any Governmental Authority that relate to the Novelos Technology in sufficient time to allow the other Party a reasonable opportunity to comment thereon.

6.  MARKETING, SELLING AND COMMERCIALIZATION.

6.1.  Commercialization Efforts.  Collaborator shall use its Commercially Reasonable Efforts to market the Lead Product throughout the Territory, subject to Novelos’ fulfillment of its obligations under Sections 4.6 and 4.7 and subject further to Sections 6.2 and 6.4.

6.2.  Pricing/Reimbursement and Product Launch.  Collaborator, at its cost, will be responsible for applying for, obtaining and maintaining all Pricing Approvals and planning launch sequencing activities related to the Lead Product and any other Licensed Products that the Parties agree to develop pursuant to Section 4.10 within the Territory.  The Parties agree that the foregoing does not require simultaneous pursuit by Collaborator of Regulatory Approvals and Pricing Approvals for the Lead Product or any other Licensed Products in all countries of the Territory.  Notwithstanding any other term of this Agreement, Collaborator shall not be required to pursue Regulatory Approvals and/or Pricing Approvals in any countries of the Territory in respect of which Collaborator reasonably concludes that launching and selling the Lead Product or any other Licensed Products in such country(ies) will not be commercially viable due to the likelihood of an unfavorable Pricing Approval in such country(ies) or that such Regulatory Approvals and/or Pricing Approvals are likely to have a material adverse effect on the registration, reimbursement approval or commercialization of the Lead Product and/or other Licensed Products elsewhere in the Territory.  In such event, Collaborator’s decision not to pursue Regulatory Approvals and/or Pricing Approvals in such country(ies) shall not be deemed a breach of Collaborator’s obligations under this Section 6 or its obligation to use Commercially Reasonable Efforts in Japan and the European Union in respect of the Lead Product to the extent provided under Section 4.9 and as set forth in Section 6.1.

6.3.  Collaborator Trademarks.

6.3.1.  Collaborator will select and own the Trademarks for promoting, marketing and selling the Licensed Products in the Territory.  Collaborator shall have the sole responsibility for the selection, filing, maintenance and protection of such Trademarks, except that such Trademarks shall be pre-approved by Novelos, which approval shall not be unreasonably withheld or delayed.  All expenses for (i) registration of such Trademarks, and (ii) bringing, maintaining and prosecuting any Action to protect or defend such Trademarks will be borne by Collaborator and Collaborator will retain all recoveries therefrom.  Upon termination of this Agreement, Collaborator will continue to have unrestricted ownership of such Trademarks in the Territory.

6.3.2.  Novelos shall not use the Trademarks except as needed to fulfill its obligations under this Agreement (e.g., providing packaging that bears the Trademark in connection with supplying Licensed Products to Collaborator).  Novelos will use the Trademarks in association with the Licensed Products in accordance with the guidelines and standards of use provided by Collaborator to Novelos from time to time.

6.3.3.  Each Party and their Affiliates retains all rights to its trademarks, trade dress, logos, slogans, designs, and domain names as well as any modifications thereof which are not specific to the Licensed Products.

6.3.4.  Each Party shall notify the other Party promptly upon learning of any actual, alleged or threatened infringement of any Trademarks or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses relating to the Licensed Products.

6.3.5.  Novelos hereby covenants and agrees not, either alone or in cooperation with any Third Party, to bring any Action against Collaborator or its Affiliates or Sublicensees asserting or claiming any interest in any of the Trademarks, or to do anything which may adversely affect the validity or enforceability of any Trademarks or any variation thereof, under any Law providing for registration of trademarks, service marks, trade names, designs, or the like in the Territory.

6.4.  Commercialization.  Collaborator shall not be obliged to launch or otherwise commercialize the Licensed Products in any country of the Territory due to one or more of the following circumstances: (i) the actual or threatened (in writing) infringement of a Third Party’s intellectual rights by activities undertaken or to be undertaken in accordance with this Agreement in such country, provided that Collaborator’s outside intellectual property counsel in the relevant jurisdiction (which counsel must be reasonably acceptable to Novelos) provides a written legal opinion stating that such infringement claim is colorable in the relevant jurisdiction, (ii) the suspension or withdrawal of any of the Regulatory Approvals for the Licensed Products anywhere in the Territory, or (iii) an unfavorable Pricing Approval in a country that Collaborator reasonably believes would have a material adverse effect on the commercialization of the Licensed Products elsewhere in the Territory (in which case Collaborator’s obligations solely in the country in which the unfavorable Pricing Approval was received shall be excused).  In case any such circumstance exists, Collaborator shall retain the exclusive rights and License granted under this Agreement in respect of such country(ies), and Novelos shall not itself or through an Affiliate launch or commercialize the Licensed Products in such countries or grant any license or rights to Commercialize the Licensed Products to any Third Parties in such country(ies) while such circumstance continues.

6.5.  Control.  Collaborator will have full and complete decision-making authority with respect to all commercialization and marketing activities relating to any and all sales of the Licensed Products in the Territory, subject to Collaborator’s obligation to use Commercially Reasonable Efforts in respect of such activities.

7.  MANUFACTURING.

7.1.  Manufacturer Selection.  As soon as possible after the Effective Date, the JCC shall meet to evaluate and select a contract manufacturer already approved, or likely to be approved, by the EMEA or another Regulatory Authority in the European Union for supply of API and finished packs of the Lead Product to the Territory.  The manufacturer evaluation and selection shall be made in good faith by the Parties on a closely collaborative basis with the mutually agreed aims of maximizing efficiencies, minimizing lead timelines to regulatory submissions, optimizing the manufacturing structure and supply routing for the Lead Product and reducing the potential for duplication of effort in producing GMP batches of Lead Product for submission to the Regulatory Authorities.

7.2.  GMP Batches.  Novelos shall appoint the selected contract manufacturer to produce, at Novelos’ cost, the two GMP batches of Lead Product that are required by the FDA for NDA submission in the USA.  If further GMP batches of Lead Product are required by the FDA, such additional batches shall be produced at Novelos’ cost.  If no further batches of Lead Product are required by the FDA but are required by the EMEA or other Regulatory Authorities in the Territory for MAA submission, such batches shall be produced at Collaborator’s sole cost.

7.3.  Novelos as Manufacturer.  If the Parties decide that the optimal manufacturing structure and supply routing is for Novelos to be responsible for the manufacture and supply of Lead Product for distribution and sale by Collaborator and its designated Affiliates and Sublicensees in the Territory, then:

7.3.1.  Novelos or its Third Party contract manufacturer approved by the EMEA or a national Regulatory Authority in the European Union will manufacture, package and supply the Lead Product to Collaborator or its designated Affiliates and Sublicensees in accordance with GMP and EMEA requirements;

7.3.2.  Collaborator shall pay for such supplies of the Lead Product at Novelos’ documented costs or Novelos’ documented Third Party costs and be responsible for all shipping costs and all import costs related thereto; and

7.3.3.  the Parties will enter into a separate manufacturing and supply agreement setting out the commercial, technical and legal terms and conditions governing such arrangement within sixty (60) days of the Parties’ decision to appoint Novelos to manufacture, or to have manufactured, the Lead Product.

7.4.  Collaborator as Manufacturer.  Collaborator shall have the option, at its election at any time, to manufacture the Licensed Products itself or to appoint a designated Affiliate or Third Party manufacturer, and Novelos will take all necessary steps to facilitate the technology transfer necessary to permit Collaborator or its designated Affiliate or Third Party manufacturer to do so, in accordance with Section 7.5. below.  All reasonable, documented costs incurred by Novelos in connection with such technology transfer shall be reimbursed by Collaborator.

7.5.  Technology Transfer.  If Collaborator elects to manufacture the Licensed Products itself or to appoint a designated Affiliate or Third Party manufacturer to do so, Novelos will undertake at Collaborator’s cost the technology transfer necessary to permit Collaborator or its Affiliate or a Third Party manufacturer to manufacture the Licensed Products.  Novelos will provide all reasonable and necessary assistance to facilitate Collaborator’s ability to transfer the technology of manufacturing the Licensed Products to a manufacturing facility designated by Collaborator.  Novelos’ support during the technology transfer process will include (i) access to all of Novelos’ engineering subcontractors, documents and design drawings, (ii) direct support on-site at the installation of commercial scale manufacturing capacity at the facility designated by Collaborator, and (iii) technology transfer of the manufacturing process.  Novelos will develop and provide to Collaborator comprehensive, Licensed Product-specific, development reports suitable for use in the technology transfer and filings with the appropriate Regulatory Authority.

8.  CONFIDENTIALITY

8.1.  Limited Disclosure and Use.  Each of Novelos and Collaborator shall hold in confidence any Confidential Information disclosed by the Disclosing Party or any Third Party as a result of this Agreement, and each of Novelos and Collaborator shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care.  Without the prior written consent of the Disclosing Party, a Receiving Party shall not use, disclose, or distribute any Confidential Information, in whole or in part, except as required to perform such Party’s obligations or exercise such Party’s rights hereunder, or as required to comply with subpoena or order from a court or other governmental body.  Access to the Disclosing Party’s Confidential Information shall be restricted to the Receiving Party’s Associates, employees, agents, consultants and advisers, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information.

8.2.  Effect of Termination.  Each Party shall, upon termination of this Agreement, immediately discontinue use of the other’s Confidential Information.  Within a reasonable time after termination of this Agreement, but in no event later than thirty (30) days thereafter, all materials containing such Confidential Information shall be returned by the Receiving Party or (with the Disclosing Party’s prior written consent) destroyed provided that the Receiving Party’s legal advisers may retain one archival copy of the Confidential Information for purposes of determining the Receiving Party’s obligations in respect thereof.

8.3.  Unauthorized Use; Remedies.  If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it will promptly notify the other Party of such unauthorized use or disclosure.  Each Party understands and agrees that the wrongful disclosure of the other Party’s Confidential Information may result in serious and irreparable damage to the other Party, that the remedy at Law for any breach of this covenant may be inadequate, and that the Disclosing Party will be entitled to seek injunctive relief, enjoining or restraining any person from any violation or threatened violation of this Section 8, without prejudice to any other rights and remedies to which it may be entitled.

8.4.  Exclusive Property.  All Confidential Information is the sole and exclusive property of the Disclosing Party and the permitted use thereof by the Receiving Party for purposes of its performance hereunder will not be deemed a right, license or covenant, either express or implied, of the Receiving Party to use any such Confidential Information for any other purpose.

9.  REPRESENTATIONS; WARRANTIES

9.1.  Limited Representation and Warranty.

9.1.1.  Novelos represents and warrants the following to Collaborator as of the Effective Date:

(a)  Novelos is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with its principal place of business as indicated in the preamble of this Agreement;

(b)  Novelos has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

(c)  Novelos has the requisite corporate power, authority and legal right to execute and deliver this Agreement, to grant rights granted to Collaborator hereby and to perform Novelos’ obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.  The execution, delivery and performance of this Agreement do not and will not violate (i) the certificate of incorporation or bylaws of Novelos or (ii) any provision of any indenture, agreement or other instrument or document to which Novelos is a party or by which any of its assets or properties is bound or affected;

(d)  Novelos is the owner of, or has exclusive rights (for at least as long as the Term) to all of the Novelos Patents and Novelos Know-How in existence on the Effective Date and such Novelos Patents and Novelos Know-How are free from any liens, encumbrances or Third Party claims;

(e)  Except as set forth on Schedule 9.1.1(e), no authorization, consent, approval, license, permit, exemption of or filing or registration with or notification to, any court or Governmental Authority will be necessary for the (i) valid execution, delivery or performance of this Agreement by Novelos, (ii) the consummation of the transactions contemplated hereby, or (iii) prevention of any termination of any right, privilege, license or agreement relating to the Novelos Technology or the continuation thereof following the date hereof.  No consent, approval or authorization of any person is required in connection with the execution or delivery of this Agreement by Novelos, other than the consent from the holders of Novelos’ Series D Preferred Convertible Preferred Stock, such consent to be received prior to signing of this Agreement, the grant of the License to Collaborator or the performance by Novelos of any other obligation under this Agreement, or, if any such consent, approval or authorization is required (in addition to the aforementioned consent of the holders of Novelos’ Series D Convertible Preferred Stock), Novelos has obtained that person’s consent prior to the date hereof;

(f)  To the best of Novelos’ knowledge, after due inquiry, Novelos has complied with all Laws in connection with the prosecution of the Novelos Patents, including without limitation the duty of candor owed to any patent office pursuant to such Laws;

(g)  Novelos has not granted any rights with respect to the Licensed Products and/or the Novelos Technology in the Territory, in each case to any person or entity other than Collaborator;

(h)  There are no claims or investigations pending or threatened against Novelos or any of its Affiliates, at Law or in equity, or before or by any Governmental Authority relating to the Licensed Products and/or the Novelos Technology;

(i)  Neither Novelos nor any of its Affiliates is under any obligation to any person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of Novelos’ obligations hereunder.  Neither Novelos nor any of its Affiliates will enter into any obligation to any person or entity, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of Novelos’ obligations hereunder;

(j)  To the best of Novelos’ knowledge, the Novelos Technology includes all intellectual property rights in the possession, custody or control of Novelos which are reasonably necessary for the exploitation of the Licensed Products by Collaborator in accordance with the terms of this Agreement;

(k)  To the best of Novelos’ knowledge, no Third Party is infringing or has infringed the Novelos Technology;

(l)  At the date hereof, Novelos has no notice, and is not aware, that the exercise of Collaborator’s rights granted under this Agreement infringes or conflicts with any Third Party intellectual property rights, and to the best of its knowledge the exercise of Collaborator’s rights granted under this Agreement will not infringe or conflict with any Third Party intellectual property rights and will not incur any obligation to any Third Party;

(m)  All material renewal and maintenance fees due as of the Effective Date with respect to the prosecution and maintenance of the Novelos Patents within the U.S. and the Territory have been paid;

(n)  Novelos has allowed, and will continue to allow, Collaborator access to all material information in its possession or control (i) containing the results of all preclinical testing and human clinical testing of the Licensed Products and (ii)  concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Licensed Products;

(o)  Novelos has not licensed or granted any rights in connection with GSSG or the Licensed Products to any Third Party in any indication in the Territory.

(p)  The inventors named in the Novelos Patents listed in Attachment 1 are, to Novelos’ knowledge, all of the true inventors for such Novelos Patents and have assigned, or are under a written obligation to assign, to Novelos all of their right, title and interest to such Novelos Patents and the inventions described therein;

(q)  Novelos does not know of any problems concerning the safety or efficacy of the Lead Product (including any of its ingredients) or of any questions raised by any Regulatory Authority and Novelos has informed Collaborator of any questions raised by the FDA, and of all adverse drug reactions known to Novelos relating to the Lead Product or its use;

(r)  There is no Action related to, nor has Novelos received any written notice of termination under, either the 2000 BAM Agreement or the 2005 BAM Agreement, and to the knowledge of Novelos, neither BAM-RL nor Novelos is in default of any material obligation under the 2000 BAM Agreement and neither BAM nor Novelos is in default of any material obligation under the 2005 BAM Agreement;

(s)  Novelos has not provided any data, information or assistance to BAM, BAM-RL or any other BAM affiliated entity that would enable BAM, BAM-RL or any other BAM affiliated entity to prepare a MAA or to apply for or achieve regulatory approval of any Licensed Products in the countries of [         *        ]; and

(t)  to the best of Novelos’ knowledge, none of BAM, BAM-RL or any other BAM affiliated entity has applied for regulatory approval of any Licensed Products in the countries of [        *        ], and Novelos is not aware of any plans by BAM, BAM-RL or any other BAM affiliated entity to apply for regulatory approval of any Licensed Products in the countries of [        *        ].

Novelos acknowledges that Collaborator is relying, and is entitled to rely, on the foregoing representations and warranties.

9.1.2.  Collaborator represents and warrants the following to Novelos as of the Effective Date:

(a)  Collaborator has the right, power and authority to enter into and perform its obligations under this Agreement;

(b)  Collaborator is a corporation duly organized, validly existing and in good standing under the laws of Bermuda, with its principal place of business as indicated in the preamble of this Agreement;

(c)  Collaborator has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

(d)  Other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any Governmental Authority or any other person, in the name of Collaborator, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(e)  Collaborator is not aware of any fact or circumstance that would prevent it from complying with applicable Laws with respect to the development and commercialization of the Licensed Products in the Territory.

Collaborator acknowledges that Novelos is relying, and is entitled to rely, on the foregoing representations and warranties.

9.1.3.  Each Party represents and warrants that (a) this Agreement has been duly executed and delivered by such Party and is a valid and binding obligation enforceable against such Party in accordance with its terms (except as such enforceability may be limited by the availability of equitable remedies); and (b) neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will violate or conflict with or constitute a default under any contractual obligation applicable to such Party.

9.1.4.  Neither of the Parties is aware of any Action instituted by any Governmental Authority that questions or threatens the validity of this Agreement.

9.2.  Disclaimer of Warranties.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND THE STATUTORY WARRANTY OF INFRINGEMENT.

10.  COVENANTS

10.1.  Mutual Covenants.

10.1.1.  Compliance and Cooperation.  Each Party will maintain in full force and effect all necessary licenses, permits and other authorizations required by Law to carry out its duties and obligations under this Agreement.  Each Party will comply in all material respects with all Laws applicable to its activities under this Agreement.  The Parties will handle and store the Licensed Products in compliance in all material respects with all applicable Laws.  Each Party will keep all records and reports required to be kept by applicable Laws.  The Parties will reasonably cooperate with one another with the goal of ensuring full compliance in all material respects with applicable Laws.  Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws to applicable Regulatory Authorities.

10.1.2.  Grant of Rights.  Each Party will not during the Term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder or enter into any agreement which would impair its ability to perform its obligations under this Agreement.

10.1.3.  No Use of Names or Trademarks.  Except as otherwise provided in this Agreement, neither Party will use the other Party’s name in connection with any publication or promotion without the other Party’s prior written consent.  Neither Party will use the other Party’s corporate or product logo or trademark in any manner without the other Party’s prior written consent.

10.1.4.  Good Practices.  Each Party will ensure that its respective obligations to develop the Licensed Products under this Agreement are carried out in accordance with GCP, GLP and GMP.

10.2.  Covenants of Novelos.  Novelos hereby covenants to and with Collaborator that:

(a)  it will not take any action that would prevent Collaborator from developing and commercializing the Licensed Products under the Agreement;

(b)  it will perform all acts necessary or desirable to carry out the intent of this Agreement and will maintain the Novelos Technology in full force and effect including, without limitation, timely payment of fees due thereunder;

(c)  it will not, at any time after the Effective Date, and until the Agreement is terminated, in any manner whatsoever, be a party to or subject to any agreement in the Territory which would violate the terms of this Agreement;

(d)  it will cooperate and consult with Collaborator with respect to Collaborator’s obligations to obtain the appropriate Regulatory Approvals for the Licensed Products in the Territory;

(e)  it will maintain, defend and enforce the Novelos Patents;

(f)  it will use its best efforts to ensure that the Novelos Patents and Novelos Know-How remain free from any liens, encumbrances or Third Party claims (other than permitted liens or encumbrances agreed upon in advance by Collaborator);

(g)  it will not represent itself as an agent or partner of Collaborator for any purpose, unless required by Law, nor pledge Collaborator’s credit, or make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Licensed Products that conflict with the Licensed Product’s NDA; and

(h)  Novelos will comply with the material terms of both the 2000 BAM Agreement and 2005 BAM Agreement.  During the Term, Novelos will not terminate the 2000 BAM Agreement pursuant to Section 24 thereof or the 2005 BAM Agreement.  Novelos shall further not terminate, during the Term, the 2000 BAM Agreement for cause pursuant to Section 23 thereof without the prior written consent of Collaborator, which shall not be unreasonably withheld or delayed; provided always that Novelos shall provide Collaborator with prior written notice of its desire to terminate the 2000 BAM Agreement pursuant to Section 23 thereof at least thirty (30) days prior to the date Novelos desires to effect such termination.  If Novelos receives a notice of breach from BAM-RL pursuant to Section 23 of the 2000 BAM Agreement or a notice of breach under the 2005 BAM Agreement, then Novelos shall promptly inform Collaborator of the notice and of the plan to cure the breach.  If Novelos does not plan to, or is unable to, cure the breach within the time period allowed, then Collaborator shall have the right to cure the breach on Novelos’ behalf.  Any monies paid by Collaborator to BAM-RL or BAM pursuant to either the 2000 BAM Agreement or 2005 BAM Agreement, including any consideration payable thereunder or other amounts paid in order to cure Novelos’ breach as described in this Section 10.2(h) shall be deducted from the next payment of Royalties, super-royalties or milestones due from Collaborator to Novelos.

(i)  In the event that the Lee’s Pharma Agreement is terminated for any reason and the Lee’s Pharma Territory reverts to Novelos, Novelos shall notify Collaborator in writing within ten (10) business days of such termination.  Collaborator shall have a continuing right for a period of three (3) months after receipt of such notification from Novelos to elect to add the Lee’s Pharma Territory to the Territory under this Agreement in respect of the Licensed Products (but for the avoidance of doubt, not in respect of NOV-205), during which three (3) month period Novelos shall not directly or indirectly negotiate or enter into any agreement with a Third Party in respect of the Licensed Products in the Lee’s Territory.  If Collaborator confirms in writing to Novelos within such three (3) month period that it wishes to include the Lee’s Pharma Territory within the Territory under this Agreement in respect of the Licensed Products, Collaborator shall exercise such right by paying a fee of $[   *   ] to Novelos, and upon Novelos’ receipt of such payment, the Lee’s Pharma Territory shall automatically become part of the Territory hereunder and shall thereafter be governed by all of the relevant terms and conditions of this Agreement.  If Collaborator declines such right or fails to confirm in writing to Novelos within such three (3) month period that it wishes to include the Lee’s Pharma Territory within the Territory under this Agreement in respect of the Licensed Products, then Novelos shall have no further obligations to Collaborator in relation to the Licensed Products in the Lee’s Pharma Territory.

(j)  Novelos shall use its best efforts to obtain from BAM, BAM-RL and/or any other relevant BAM entity, within six (6) months of the Effective Date, the exclusive, sublicenseable right to research, register, develop, make, have made, use, warehouse, promote, market, sell, have sold, import, distribute, and offer for sale the Licensed Products in the countries of [    *     ], and immediately upon Novelos obtaining such rights, the countries of [     *       ] shall automatically become part of the Territory under this Agreement at no cost to Collaborator and shall thereafter be governed by all of the relevant terms and conditions of this Agreement.

(k)  Novelos will not provide, directly or indirectly, any data or information to BAM, BAM-RL or any other BAM affiliated entity that may be used by BAM, BAM-RL or any other BAM affiliated entity to prepare a MAA or to apply for or achieve regulatory approval of any Licensed Products in the countries of [        *       ].

10.3.  Covenants of Collaborator.  Collaborator hereby covenants to and with Novelos that:

(a)  it will promote, market, distribute and sell the Licensed Products in accordance with all applicable Laws in the Territory; and

(b)  it will not, at any time after the Effective Date, and until the Agreement is terminated, in any manner whatsoever, be a party to or subject to any agreement in the Territory which would violate the terms of this Agreement.

11.  INDEMNIFICATION AND INSURANCE

11.1.  Indemnification.

11.1.1.  Novelos shall, at its sole expense, indemnify, defend and hold harmless Collaborator, its Affiliates or Sublicensees and its or their respective officers, directors, agents and employees (the “Collaborator Indemnitees”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively “Losses”) from any Third Party Actions arising out of or resulting from (i) gross negligence or willful misconduct by Novelos, its Affiliates or licensees (other than Collaborator), (ii) breach by Novelos of any its representations, warranties, covenants or agreements under this Agreement, (iii) the Licensed Products manufactured by or on behalf of Novelos or its Affiliates or its Third Party licensees or Sublicensees and supplied to Collaborator or its Affiliates or Sublicensees, and/or (iv) the Licensed Products marketed, promoted, distributed, used or sold by or on behalf of Novelos or its Affiliates or its Third Party licensees or Sublicensees outside the Territory, and all activities related thereto; provided, however, that in all cases referred to in this Section 11.1.1, Novelos will not be liable to indemnify Collaborator for any Losses of Collaborator to the extent that such Losses were caused by:  (a) the gross negligence or willful misconduct or wrongdoing of Collaborator or its Affiliates or Sublicensees, or (b) any breach by Collaborator of its representations, warranties, covenants or agreements under this Agreement.

11.1.2.  Collaborator shall, at its sole expense, indemnify, defend and hold harmless Novelos, its Affiliates and its or their respective officers, directors, agents and employees (the “Novelos Indemnitees”) from and against any Losses from any Third Party Actions arising out of or resulting from (i) gross negligence or willful misconduct by Collaborator, its Affiliates or Sublicensees, (ii) breach by Collaborator of any its representations, warranties, covenants or agreements under this Agreement, (iii) the Licensed Products manufactured by or on behalf of Collaborator or its Affiliates or Sublicensees and supplied to Novelos or its Affiliates or Third Party licensees, and/or (iv) the Licensed Products marketed, promoted, distributed or sold by or on behalf of Collaborator or its Affiliates or Sublicensees in the Territory, and all activities related thereto; provided, however, that in all cases referred to in this Section 11.1.2, Collaborator will not be liable to indemnify Novelos for any Losses of Novelos to the extent that such Losses were:  (a) were caused by the gross negligence or willful misconduct or wrongdoing of Novelos, or (b) were caused by any breach by Novelos of its representations, warranties, covenants or agreements under this Agreement, or (c) are covered by Novelos’ indemnification of Collaborator pursuant to Section 11.1.1.

11.1.3.  Novelos and Collaborator shall notify each other promptly in writing upon learning of any Third Party Action in respect of which indemnification may be sought under Section 11.1.1 or Section 11.1.2, as the case may be.  The indemnifying Party shall actively defend against every claim using counsel approved by the indemnified Party, such approval not to be unreasonably withheld or delayed, shall promptly inform the indemnified Party and its attorneys of all developments concerning the indemnified Party and shall generally consult with the indemnified Party regarding the strategy of the defense of any claim.  To the extent allowed by Law, the Novelos Indemnitees and the Collaborator Indemnitees, as the case may be, shall reasonably cooperate with the indemnifying Party in defending or settling any such claim.  No settlement of any claim for which indemnification is sought, shall be made without the prior written approval of the indemnifying Party.  The indemnifying Party will have sole control over the defense and/or settlement, subject to the Novelos Indemnitees and the Collaborator Indemnitees, as the case may be, right to select and use their own counsel at their sole cost and expense.

11.2.  Insurance.   With effect from the initiation of the first clinical trial of any Licensed Product, Novelos, Collaborator and their respective Affiliates and Sublicensees and Third Party licensees of Novelos shall obtain and carry in full force and effect insurance with the coverages and limits as are reasonably adequate to ensure that each Party can meet its respective obligations to the other Party pursuant to Section 11.1, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies.  Such insurance will be written by a reputable insurance company and the insured Party shall give thirty (30) days written notice to the other Party prior to any cancellation, endorsement or other change (but only ten (10) days’ written notice in the event of cancellation for non-payment of premium).  Upon request, each Party will provide the other Party with appropriate certificates of insurance reflecting its respective obligations pursuant to this Section 11.2; provided that with the exception of maintaining insurance coverage that may be required by Law for conducting clinical trials, Collaborator may fulfill its obligations under this Section 11.2 by means of self-insurance arrangements.

12.  PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

12.1.  Cooperation of Collaborator.  Collaborator will, upon request of Novelos, execute all documents and perform all lawful acts that Novelos considers necessary or advisable to (a) secure its intellectual property rights hereunder, including having its employees and the employees of its Affiliates execute when appropriate, patent and other applications and assignments thereof to Novelos, or persons designated by it, (b) provide reasonable assistance to Novelos in enforcing Novelos’s rights in the Novelos Technology, including the Novelos Patents, including, without limitation, testifying in any suit or proceeding involving any of said Novelos Technology or executing any documents deemed necessary or advisable by Novelos in connection with such enforcement, all without further consideration than provided for herein.  Novelos agrees that reasonable travel and out of pocket expenses for such assistance incurred by Collaborator at the request of Novelos under this Section 12.1 will be reimbursed by Novelos.

12.2.  Third Party Infringement.  Each Party shall promptly inform the other Party of any suspected infringement in the Territory of any Novelos Patent by a Third Party.  Promptly thereafter the Parties shall confer about the suspected infringement and its likely legal and economic impact.  The Parties shall have the rights to institute an Action for infringement of the Novelos Patent against such Third Party in accordance with the following:

(a)  If the Parties agree to institute an Action jointly against a Third-Party infringer based upon any Novelos Patent, the Action shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally or as mutually agreed to, and any recovery or settlement shall be shared equally or as mutually agreed to.  The Parties shall agree to the manner in which they shall exercise control over such legal Action.  Each Party may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by that Party.  Should either Party wish to abandon an Action commenced under the provisions of this Section 12.2, it shall give timely notice to the other Party which may, if it so desires, continue prosecution of such Action, provided, however, that unless the sharing of expenses and of recovery in such Action are otherwise agreed upon between the Parties, the Party prosecuting the Action shall bear the entire cost of such litigation, including, without limitation, the legal expenses incurred in connection with the Action, and shall be entitled to retain the entire amount of any recovery or settlement.

(b)  In the absence of an agreement to institute an Action jointly regarding a Third-Party infringement, Novelos may institute the Action and, at its option, join Collaborator as a plaintiff, in which case, Novelos shall bear the entire cost of such Action, including, without limitation, the legal expenses of Collaborator, and shall be entitled to retain the entire amount of any recovery or settlement.

(c)  In no event shall Collaborator prosecute any Action against a Third Party infringer of a Novelos Patent without Novelos’s prior written consent.  Collaborator’s sole remedy for Novelos’s refusal to prosecute a Third Party infringer of a Novelos Patent shall be to terminate the Agreement pursuant to Section 13.3.

13.  TERM AND TERMINATION; REVERSION OF RIGHTS

13.1.  Term of Agreement.  Unless otherwise terminated as expressly provided herein, this Agreement and the License granted hereunder shall commence on the Effective Date and continue on a country-by-country basis within the Territory until:

(a)  with respect to each country of the Territory in which a Novelos Patent was in effect on the Effective Date, the earlier of (i) the expiration of the last of the Novelos Patents covering the Licensed Products in such country and (ii) a final judgment of any Governmental Authority that any of the Novelos Patents covering the Licensed Products, which Collaborator in its sole judgment deems necessary to exercise its rights under this Agreement, are invalid, obvious or otherwise unenforceable in such country, and

(b)  with respect to each country of the Territory in which a Novelos Patent was not in effect on the Effective Date, the earlier of (i) the occurrence of Generic Product Competition in such country and (ii) the expiration of fifteen (15) years from the Effective Date

(the “Term”).  Upon expiration of the Term in a country of the Territory under this Section 13.1, Collaborator shall have a royalty-free, fully paid-up license for the grant of rights under Section 2 in such country of the Territory.

13.2.  Novelos Right to Terminate.

13.2.1.  Novelos shall have the right (without prejudice to any of its other rights conferred on it by this Agreement or otherwise) to terminate this Agreement if Collaborator or any of its Affiliates:

(a)  is in default in payment of any amount or other consideration or reimbursement required under this Agreement, and Collaborator fails to remedy any such default within thirty (30) days after written notice thereof by Novelos;

(b)  is in breach of or defaults with respect to any material provision of this Agreement and Collaborator fails to remedy any such breach or default within sixty (60) days after written notice thereof by Novelos; or

(c)  files any Action to challenge any of Novelos’s rights in the Novelos Technology, and such right to terminate shall be immediate upon the filing of such Action.

13.2.2.  In the event that Novelos has the right to terminate this Agreement for any of the reasons stated in Section13.2.1(a) – (c), at the election of Novelos, exercised in its sole discretion by written notice to Collaborator, and in lieu of terminating this Agreement, Novelos may (i) declare the License rights granted under this Agreement to be non-exclusive, and grant to such Third Parties any and all additional non-exclusive rights to the Technology as Novelos shall determine in its sole discretion; or (ii) declare the License granted under this Agreement to be non-exclusive in the specific country or countries in the Territory in which Collaborator has breached its obligations, and grant to such Third Parties in such country or countries any and all additional non-exclusive rights to the Technology as Novelos shall determine in its sole discretion; or (iii) terminate the License granted under this Agreement in the specific country or countries in the Territory in which Collaborator has breached its obligations.

13.3.  Collaborator Right to Terminate.

13.3.1.  Collaborator shall have the right (without prejudice to any of its other rights conferred on it by this Agreement or otherwise) to terminate this Agreement if Novelos:

(a)  is in default in payment of any amount or other consideration or reimbursement required under this Agreement, and Novelos fails to remedy any such default within thirty (30) days after written notice thereof by Collaborator; or

(b)  is in breach of or defaults with respect to any material provision of this Agreement and Novelos fails to remedy any such breach or default within sixty (60) days after written notice thereof by Collaborator; or

(c)  (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code, (iv) files a petition seeking to take advantage of any Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, (vi) takes any corporate action for the purpose of effecting any of the foregoing, (vii) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code, or an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of sixty (60) days, or (viii) has an order for relief against it entered in an involuntary case under the Bankruptcy Code.

13.3.2.  Should any serious and unexpected events or issues occur with respect to the safety of Licensed Products, as a result of which, any Regulatory Approval is terminated or suspended in the Territory, or a Regulatory Authority directs or requests discontinuance of development, use or sale of a Licensed Product anywhere in the world, then Collaborator’s obligations under this Agreement with respect to that Licensed Product will be suspended until such serious safety event is resolved and the Regulatory Authority has given approval again to distribute the Licensed Product.  Collaborator may, upon written notice to Novelos, terminate this Agreement pursuant to this Section 13.3.2 if the Agreement is suspended pursuant to this Section 13.3.2 for a period in excess of 12 months.

13.3.3.  Collaborator may terminate this Agreement immediately on written notice to Novelos in the event that either the 2000 BAM Agreement or 2005 BAM Agreement terminates for any reason unless Collaborator has otherwise consented to such termination as set forth in Section 10.2(i).

13.3.4.  Collaborator may terminate this Agreement at any time by written notice to Novelos at least thirty (30) days prior to the termination date specified in the notice.

13.4.  Effect of Termination.  Upon the expiration or termination of this Agreement on a country-by-country basis within the Territory, each of the following will occur:

13.4.1.  Upon the termination of this Agreement under Section 13.2.1, 13.3.2 or 13.3.4, Collaborator and its Affiliates shall immediately cease using the Novelos Technology for any purpose and shall also immediately cease making, having made, using, selling, and importing the Licensed Products, and shall return to Novelos, or deliver or destroy as Novelos directs, the Licensed Products, all copies of the Novelos Technology and any Confidential Information then in its possession in accordance with Section 8.2, all of the foregoing to be returned, delivered or destroyed at Collaborator’s cost.  Furthermore, all of the rights granted pursuant to Section 2.1 shall revert to Novelos, Collaborator shall provide Novelos with access to all data pertaining to the Licensed Products in the Territory developed pursuant to this Agreement (other than Independent Data and Improvements arising in any Independent Trial of Collaborator if Novelos has not paid fifty percent (50%) of the costs of such data in accordance with Section 4.8.5) and Collaborator shall assign or cause to be assigned to Novelos all filings pertaining to the Licensed Products (including any regulatory filings and certifications and trademark and Patent applications, Regulatory Approvals and Pricing Approvals that are in the name of Collaborator or any of its Affiliates) with all of such rights, data, applications, filings and approvals to be delivered, assigned or transferred at Collaborator’s cost; provided, however, Collaborator shall not assign or otherwise transfer ownership of Independent Data or Improvements arising in any Independent Trials.

13.4.2.  Upon the termination of this Agreement under Section 13.3.1 or 13.3.3, Collaborator may choose, in its sole discretion, either:

(a)  along with its Affiliates, to immediately cease using the Novelos Technology for any purpose and also to immediately cease making, having made, using, selling, and importing the Licensed Products, and to return to Novelos, or deliver or destroy as Novelos directs, the Licensed Products, all copies of the Novelos Technology and any Confidential Information then in its possession in accordance with Section 8.2, all of the foregoing to be returned, delivered or destroyed at Novelos’ cost.  Furthermore, all of the rights granted pursuant to Section 2.1 shall revert to Novelos, Collaborator shall provide Novelos with access to all data pertaining to the Licensed Products in the Territory developed pursuant to this Agreement (other than Independent Data and Improvements arising in any Independent Trial of Collaborator if Novelos has not paid fifty percent (50%) of the costs of such data in accordance with Section 4.8.5) and Collaborator shall assign or cause to be assigned to Novelos all filings pertaining to the Licensed Products (including any regulatory filings and certifications and trademark and Patent applications, Regulatory Approvals and Pricing Approvals that are in the name of Collaborator or any of its Affiliates), with all of such rights, data, applications, filings and approvals to delivered, assigned or transferred at Novelos’ cost; provided, however, Collaborator shall not assign or otherwise transfer ownership of Independent Data or Improvements arising in any Independent Trials;

(b)  to require that Novelos promptly takes, and Novelos hereby agrees to take, such actions as Collaborator may reasonably request, in order to transfer to Collaborator, or its designated Affiliates or Sublicensees, free of charge, in respect of the Territory only: all of Novelos’ right, title and interest in and to, the Licensed Products, Novelos Technology, access to any data relating to said Licensed Products, all licenses and like permissions and certifications then in Novelos’ possession or control required for Collaborator to exercise its rights under Section 2.1, including without limitation the right to research, register, develop, make, have made, use, warehouse, promote, market, sell, have sold, offer for sale, import, distribute or commercialize pharmaceutical products containing the Licensed Products.  In the event of such an assignment, Novelos will, at its expense and Collaborator’s request, deliver, execute and/or deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and take or cause to be taken all such actions as may be reasonably necessary to effectuate such transfer.  Novelos will further reconvey and release to Collaborator all rights and privileges originally granted to it under this Agreement such that all such rights and privileges will vest with Collaborator.  Collaborator will, in such circumstances, pay to Novelos the Royalties on Licensed Products set forth in Section 3 and Attachment 5 – Part A after deducting the Collaborator’s cost of curing the consequences of Novelos’ breach that resulted in termination under Section 13.3.1 or Section 13.3.3.  Such other provisions hereof as are necessary to administer the calculation and payment of such royalties will also survive such termination, including without limitation, any audit, payment and record retention provisions.  Collaborator will thereafter be free to exercise its rights under the License to the Licensed Product in the Territory as it may see fit, and Novelos and its Affiliates or Sublicensees will not take any actions or make any omissions to prevent Collaborator therefrom.

13.4.3.  If the rights under Section 2.1 are terminated only in specific countries of the Territory pursuant to Section 13.2.2 rather than throughout the Territory, the obligation to provide access to data and to assign filings pursuant to Sections 13.4.1 and 13.4.2 shall be limited to the specific countries with respect to which such rights have been terminated.

13.4.4.  Notwithstanding the termination or expiration of this Agreement for any reason, the following provisions shall survive:

(a)  Collaborator’s obligation to pay fees and royalties and costs hereunder that are accrued and remaining unpaid or unperformed under the terms of this Agreement prior to such termination;

(b)  Any Novelos obligation to reimburse Collaborator for the European Registration Trial costs that may exist pursuant to Section 4.7.1(a) or (b), as applicable, and that are accrued and remaining unreimbursed prior to such termination;

(c)  Sections 2.3, 2.4 (the first three sentences only), 3.3, 3.7, 6.3.1 (last sentence), 6.3.3, 6.3.5, 8, 9, 10.1.3, 11, 12, 13.1 (last sentence only), 13.4, 14 and 15;

(d)  any cause of action or claim of Collaborator or Novelos, accrued or to accrue, because of any breach or default of this Agreement by the other Party; and

(e)  Collaborator, its Affiliates and Sublicensees shall, after termination, be entitled to sell any inventory of Licensed Products that have been manufactured at the time termination takes effect, provided that any Royalties payable on such sales are paid by Collaborator, subject to any applicable recovery for the European Registration Trial costs pursuant to Section 4.7.1(a) or (b) as applicable.

14.  LIMITATION OF LIABILITY

EXCEPT FOR VIOLATIONS OF NOVELOS’S INTELLECTUAL PROPERTY RIGHTS AND FOR DAMAGES CAUSED BY A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT THE PARTY ALLEGEDLY CAUSING THE DAMAGE HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.  THIS SECTION 14 SHALL NOT BE CONSTRUED TO LIMIT ANY PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 HEREOF.  IN NO EVENT SHALL NOVELOS’S LIABILITY EXCEED ONE HUNDRED PERCENT (100%) OF THE AMOUNTS THAT HAVE BEEN PAID TO IT UNDER THIS AGREEMENT.

15.  GENERAL

15.1.  Waivers and Amendments.

(a)  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

(b)  No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto.  No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy.  The waiver by a Party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.  All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by Law.

15.2.  Entire Agreement.  This Agreement and the Attachments hereto constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, between the Parties, in connection with such subject matter.  There are no covenants, promises, agreements, warranties, representations, conditions or undertakings, either oral or written, between the Parties other than as set forth herein.

15.3.  Severability.  If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible by Law and the other provisions of this Agreement shall remain in full force and effect.

15.4.  Relationship of the Parties.  This Agreement shall not be interpreted to constitute the appointment of one Party the agent or legal representative of the other Party for any purpose whatsoever, and neither Party shall hold itself out as an agent of the other Party.  This Agreement creates no relationship of joint venturers, partners, Affiliates, employment or principal and agent between or among the Parties, and each of the Parties is acting as an independent contractor.  Neither Party is granted herein any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of any other Party.  Neither Party shall have any authority to bind the other Party to any contract, whether of employment or otherwise, and each Party shall bear all of its respective expenses for its operations, including, without limitation, the compensation of its employees and salespersons and the maintenance of its offices, service and warehouse facilities.  Each Party shall each be solely responsible for its own employees and salespersons and for the acts and the things done by them.

15.5.  Notices.  All notices, instructions and other communications hereunder or in connection herewith will be in writing, will be sent to the addresses below (or at such other address for a Party as shall be specified by like notice) and will be:  (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission.  Any such notice, instruction or communication will be deemed to have been delivered (i) upon receipt if delivered by hand, (ii) three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one business day after it is sent via a reputable nationwide overnight courier service, or (iv) when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is prior to 5:00 p.m. local time on a business day; otherwise, on the next business day following such transmission).

For Novelos:	For Collaborator:

NOVELOS THERAPEUTICS, INC.
One Gateway Center, Suite 504,
Newton, Massachusetts  02458
Attention:          Harry S. Palmin,
                            President and CEO
Telephone:  +1 617-244-1616 x11
Fax:   +1 617-860-1170
Email: hpalmin@novelos.com

Mundipharma International Corporation Limited
14 Par-la-Ville Road
P.O. Box HM2332
Hamilton HMJX
Bermuda
Attention:   Douglas Docherty, General Manager
Telephone:   +(441) 295 6480
Fax:                +(441) 292 1472
Douglas.docherty@mundipharma.bm

with a copy to:	with copies to:

Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210, Attention: Paul Bork, Esq. Telephone: +1 617-832-1113 Fax.: +1 617-832-7000 Email: pbork@foleyhoag.com
Mundipharma International Limited
Cambridge Science Park
Milton Road, Cambridge CB4 0GW, United Kingdom
Attention:            Managing Director, and
                              European General Counsel

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY  10112
Attention:           Stuart D. Baker
Telephone:         (212) 408-5100
Fax:                      (212) 541-5369

15.6.  Governing Law, Jurisdiction and Dispute Resolution.

15.6.1.  This Agreement, including the interpretations, performance, enforcement, breach or termination hereof and any remedies relating hereto, shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, USA, without giving effect to its conflicts of laws rules.  Courts located in New York County, New York, USA shall have exclusive jurisdiction over claims relating to this Agreement.

15.6.2.  Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties and/or their Affiliates, such dispute shall be referred to the respective executive officers of the Parties designated below, or their successors, for good faith negotiations attempting to resolve the dispute.  The designated executive officers are as follows:

For Collaborator:	Regional Director, Europe

For Novelos:	President and CEO

15.6.3.  Any dispute or claim arising out of or relating to this Agreement (other than with respect to Patent, copyright, trademark or trade secret rights), or to the breach, termination, or validity of this Agreement, will be resolved as follows:  the executive officers of each Party referred to in Section 15.6.2 above will meet to attempt to resolve such dispute by good faith negotiations.  If such executive officers cannot resolve the dispute within 30 days after a Party requests such a meeting, then each Party will attempt in good faith to settle the dispute by mediation pursuant to Section 15.6.4.

15.6.4.  The mediation of any dispute is to be administered by JAMS or such other mediator as may be mutually agreed to by the Parties.  If mediation is unsuccessful within 30 days after the Parties request mediation pursuant to Section 15.6.3, the Parties may then resort to the alternative dispute resolution procedures set forth in Attachment 9.

15.6.5.  Notwithstanding anything to the contrary in Sections 15.6.2, 15.6.3 and 15.6.4, if either Party in its sole judgment believes that any such dispute could cause it irreparable harm, such Party (a) will be entitled to seek equitable relief in order to avoid such irreparable harm, and (b) will not be required to follow the procedures set forth in the foregoing Sections 15.6.2, 15.6.3 and 15.6.4.

15.7.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.  Facsimile execution and delivery of this Agreement by either Party shall be legal, valid and binding execution and delivery of such document for all purposes.

15.8.  Assignment.  This Agreement is personal to the Parties, and neither Party shall assign any of its rights or delegate any of its obligations hereunder, provided, however, that (i) Novelos may assign this Agreement to any successor by consolidation, merger or other corporate action, or to a corporation or other business entity to which the Novelos may sell all or substantially all of its business, provided that such assignment is part of the transfer of the business, and (ii) Collaborator may assign this Agreement, in whole or in part, to any of its Affiliates.

15.9.  Force Majeure.  Neither Party shall be liable for failure to perform any of its obligations under this Agreement when such failure is due to war, terrorism, epidemic, explosion, failure of public utilities or common carriers, fire, flood, earthquake, storm, strikes, labor troubles or other industrial disturbances, legal restriction, act or pronouncement by any Governmental Authority or Regulatory Authority, shortages of raw materials, riot, insurrection, or any other cause beyond the reasonable ability of the Party affected thereby to foresee and avoid, and without such Party’s fault or negligence (“Force Majeure”), provided that the Party claiming the existence of Force Majeure shall give notice to the other Party not more than seven (7) days after the commencement of the event of Force Majeure, and shall use prompt and diligent efforts to mitigate the effects of Force Majeure.  In the event that any event of Force Majeure prevents performance for sixty (60) days or more, any other Party may terminate this Agreement on written notice to the other Party unless the Party affected by the event of Force Majeure is using and continues to use Commercially Reasonable Efforts to remove or cure the Force Majeure event.

15.10.  Further Assurances.  After the Effective Date, the Parties shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other action as shall be necessary or other reasonably requested by the other Party, to confirm and assume the rights and obligations provided for in this Agreement.

15.11.  Intellectual Property.  The Parties acknowledge and agree that the License and all other rights granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code, and that this Agreement is an executory contract governed by Section 365(n) of the Bankruptcy Code in the event that a bankruptcy proceeding is commenced involving Novelos.  Collaborator, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  The foregoing provisions of this Section 15.11 are without prejudice to any rights the Parties may have arising under the Bankruptcy Code or other applicable Law.

15.12.  Press Releases and External Communications.  The Parties will issue the initial press release(s) attached hereto as Attachment 10 on the Effective Date.  Thereafter, neither Party shall issue press releases or make public announcements relating to the transactions contemplated by this Agreement without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section 15.12 shall impair either Party’s compliance with any requirements of the Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded; and, provided further, that Novelos may issue external media and investor communications related to the transactions contemplated by this Agreement if such external media communications are previously approved by Collaborator, which approval shall not be unreasonably withheld or delayed.  In connection with any filing by either Party of a copy of this Agreement with the Securities and Exchange Commission (or the national securities exchange or other stock market on which such Party’s securities are traded), the filing Party shall endeavor to obtain confidential treatment of economic and trade secret information.  At least two business days in advance of filing, the filing Party shall provide to the other Party a copy of the proposed filing and the Parties shall work cooperatively in good faith, taking into consideration the other Party’s suggestions, regarding the information for which the filing Party will seek to obtain confidential treatment.

15.13.  Non-Solicitation of Employees.  During the Term, neither Party may, directly or indirectly, recruit or solicit any employee of the other Party who became known to the other Party through contact or interactions for the purposes of negotiating or performing this Agreement, without the prior consent of the other Party, except pursuant to general solicitations not targeted at such employees.

15.14.  Expenses.  Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

15.15.  Headings.  The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article, and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement under seal as of the date first written above.

Novelos Therapeutics, Inc.

By: /s/ Harry S. Palmin
Name: Harry S. Palmin
Title: President and Chief Executive Officer

Mundipharma International Corporation Limited

By: /s/ Douglas Doherty
Name: Douglas Docherty
Title: General Manager

Schedule 9.1.1(e)

Government Consents and Filings

Novelos will be making various FDA filings in performance of this Agreement.

Attachment 1

Novelos Patents

US6165979
US6251857
US6312734
US6492329
US7169412
US7371411
EP0869809
EP1131340
JP3547400
JP2007-238577
CA2239874
CA2351354
CH2010/97
CN1207683
HK1042306

Attachment 2

Novelos Trials

1.	A Randomized, Open-Label, Phase 3 Trial of NOV-002 in Combination with Paclitaxel and Carboplatin vs. Paclitaxel and Carboplatin Alone for the Treatment of Advanced Non-small Cell Lung Cancer

2.	Phase 2 Trial of Neoadjuvant Treatment with NOV-002 in Combination with Doxorubicin and Cyclophosphamide Followed by Docetaxel in Patients with Stages IIB-IIIC Breast Cancer

Attachment 3

Territory

Albania	Luxembourg
Andorra	Macedonia
Australia	Malaysia
Austria	Malta
Belgium	Monaco
Bosnia-Herzegovina	Montenegro
Bulgaria	Netherlands
Croatia	New Zealand
Cyprus	Norway
Czech Republic	Philippines
Denmark	Poland
Finland	Portugal
France	Republic of Ireland
Germany	Romania
Greece	Serbia
Hungary	Singapore
Iceland	Slovakia
India	Slovenia
Indonesia	Spain
Ireland	Sweden
Israel	Switzerland
Italy	Thailand
Japan	Turkey
Korea (South)	United Kingdom
Liechtenstein	Vietnam

Attachment 4

Milestone Payments

Launch of Product for Non-small cell lung cancer
(1st line advanced)

•	$2.5M per country of Territory to maximum of $25M	$25,000,000

Each $2,500,000 milestone payment is separate.  That is, the aggregate milestone payments set forth in this Attachment 4 equal $25,000,000.  All amounts are in U.S. dollars.

The milestone payments set forth in this Attachment are separate from and in addition to the Royalties set forth in Section 3.1.2 (and Attachment 5 – Part A) and the super royalty payments set forth in Section 3.1.3 (and Attachment 5 – Part B).

Attachment 5

Part A - Royalty Payments

Column A Royalty Rate	Column B Royalty Rate	Annual Net Sales
[ * ]	[ * ]	$100,000,000 or less
[ * ]	[ * ]	> $100,000,000 but less than or equal to $250,000,000
[ * ]	[ * ]	> $250,000,000 but less than or equal to $500,000,000
[ * ]	[ * ]	>$500,000,000

Column A Royalties

The Royalty rates set forth above in Column A shall apply in each of the countries of the Territory in which any Novelos Patent is in effect on the Effective Date, which are:  Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Japan, Liechtenstein, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland and the United Kingdom.  The Royalty rates set forth above in Column A shall remain in effect within a given country in the Territory until such time as (a) there are no longer Novelos Patents in effect within such country or (b) Generic Product Competition occurs.  Upon the occurrence of the aforementioned clause (a) and pursuant to Section 13.1, no further Royalties under Section 3.1.2 and this Attachment 5 – Part A shall be due in such country and the Collaborator shall have a royalty-free, fully paid-up license for the grant of rights under Section 2.  Subject to Section 13.1(a), upon the occurrence of the aforementioned clause (b), the respective royalty rates otherwise specified in Column A of this Attachment 5 – Part A shall be reduced to a rate which is the lesser of (i) [ * ] percent ([ * ]%), and (ii) [ * ] percent ([ * ]%) more than the percentage consideration payable by Novelos to BAM pursuant to Clauses 1 and 2 of the current 2005 BAM Agreement for as long as such consideration is payable to BAM under the current 2005 BAM Agreement.

Column B Royalties

The Royalty rates set forth above in Column B shall apply in each of the countries of the Territory in which no Novelos Patent is in effect on the Effective Date and such Royalty rates shall remain in effect for fifteen years from the Effective Date within a given country in the Territory unless and until such time as Generic Product Competition occurs.  Upon the occurrence of Generic Product Competition, no further Royalties under Column B shall be due and the Collaborator shall have a royalty-free, fully paid-up license for the grant of rights under Section 2.

For the purpose hereof, “annual Net Sales” shall mean a period commencing January 1st and ending December 31st of the same year.

For example if annual Net Sales in a particular year are $600,000,000 of which $550,000,000 were from countries where Column A applies and $50,000,000 were from countries where Column B applies, and in the absence of any Generic Product Competition, the Royalties would be calculated as follows:
(i)	a Royalty rate of [ ]% on sales on the first $100,000,000,
(ii)	plus [ * ]% on the next $150,000,000,
(iii)	plus [ * ]% on the next $250,000,000,
(iv)	plus [ * ]% on the next $50,000,000

and in countries where a Novelos Patent has not been filed
(v)	plus [ * ]% on the next $50,000,000
for a total Royalty of $[ * ].

The Royalties set forth in this Attachment 5 – Part A are separate from and in addition to the milestone payments set forth in Section 3.1.1 and Attachment 4 and the super royalty payments set forth in Section 3.1.3 and Attachment 5 – Part B.

Attachment 5 (continued)

Part B – Super Royalty Payments

Super Royalty Payments

•	annual Net Sales exceed $100,000,000 (Territory)	$[ * ]

•	annual Net Sales exceed $250,000,000 (Territory)	$[ * ]

•	annual Net Sales exceed $500,000,000 (Territory)	$[ * ]

Each super royalty payment is separate and may only be earned once.  That is, the aggregate amount of the super royalty payments set forth in this Attachment 5 – Part B that may be paid to Novelos during the Term if all three thresholds are satisfied is $60,000,000.  All amounts are in U.S. dollars.  For the purpose hereof, “annual Net Sales” shall mean a Net Sales made during a period commencing January 1st and ending December 31st of the same year.

The super royalty payments set forth in this Attachment 5 – Part B are separate from and in addition to the milestone payments set forth in Section 3.1.1 (and Attachment 4) and the Royalties set forth in Section 3.1.2 (and Attachment 5 – Part A).

Attachment 6

CMC Work Program

Work Package	Guideline(s)

[ 2 pages redacted]

Attachment 7

Pre-Clinical Studies

Study	International Guideline(s)

[2 pages redacted]

Attachment 8

Manufacturing Development Work

required to supply finished product to the Mundipharma Territory

Work Package	Guideline(s)

[3 pages redacted]

Attachment 9

Alternative Dispute Resolution

In accordance with Section 15.6 of the Agreement, either Party may initiate an Alternative Dispute Resolution (“ADR”) proceeding as provided herein.  The Parties will have the right to be represented by counsel in such a proceeding.

1.  To initiate an ADR proceeding, a Party must provide written notice to the other Party of the issues to be resolved by ADR.  Within 14 calendar days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR to the extent disposition of such additional issues are related to the original issues or it otherwise is efficient to address the issues in a common proceeding.

2.  Within 21 calendar days following receipt of the original ADR notice, the Parties will select a mutually acceptable neutral to preside in the resolution of any disputes in the ADR proceeding.  If the Parties are unable to agree on a mutually acceptable neutral within such period, either Party may request the President of the CPR Institute for Dispute Resolution (the “CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a)  The CPR will submit to the Parties a list of not less than ten candidates within 14 calendar days after receipt of the request, along with a Curriculum Vitae for each candidate.  Consistent with any other CPR rules governing the impartiality and disinterestedness of the neutral, no candidate may be an employee, director, or shareholder of either Party or any of their subsidiaries or Associates or have an interest in the outcome of the dispute.

(b)  Such list will include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)  Each Party will number the candidates in order of preference (with the number one signifying the greatest preference) and will deliver the list to the CPR within seven calendar days following receipt of the list of candidates.  If a Party believes a conflict of interest exists regarding any of the candidates, that Party will provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates.  Any Party failing to return a list of preferences in the required time allowed will be deemed to have no order of preference.

(d)  If the Parties collectively have identified three or fewer candidates deemed to have conflicts, the CPR immediately will designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference.  If a tie should result between two candidates, the CPR may designate either candidate.  If the Parties collectively have identified four or more candidates deemed to have conflicts, the CPR will review the explanations regarding the conflicts and if the CPR, in its reasonable discretion, finds the conflicts valid for at least four candidates, it shall issue a new list of not less than ten candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) will be repeated.

3.  The neutral shall conduct the proceedings with due regard for the Parties’ mutual goal of an expeditious, efficient process.  There shall be a rebuttable presumption in favor of completing the hearing(s) of an ADR proceeding no later than six (6) months after designation of the neutral and earlier to the extent appropriate, subject to adjustment on good cause shown taking into account the nature and subject of the issue(s) in dispute.  The ADR proceeding will take place at a location agreed upon by the Parties.  If the Parties cannot agree, the neutral will designate a location other than the principal place of business of either Party or any of their subsidiaries or Associates.

4.  The neutral will be paid a reasonable fee plus expenses.  The neutral shall have discretion to allocate these fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses) to the other Party.

5.  The rulings of the neutral and the allocation of fees and expenses will be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.  Upon the written mutual consent of the Parties, the neutral may amend or alter any provision of this ADR.

6.  Except as provided in paragraph 5 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings will be deemed Confidential Information.  The neutral will have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

Attachment 10

Press Release

***CONFIDENTIAL*** [FOR IMMEDIATE RELEASE]

NOVELOS THERAPEUTICS AND MUNDIPHARMA SIGN EXCLUSIVE

COLLABORATION AGREEMENT IN EUROPE AND JAPAN

$95mil for Cancer Compound through
Equity Investment, Milestones and Fixed Sales-Based Payments, Plus Royalties

NEWTON, Mass., February__, 2009 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, announced today that Novelos signed an exclusive collaboration agreement with Mundipharma International Corporation Limited to commercialize in Europe and Asia / Pacific (excluding China) Novelos’ lead compound, NOV-002, which is in a pivotal Phase 3 trial for non-small cell lung cancer under a Special Protocol Assessment (SPA) and Fast Track.  NOV-002 has also demonstrated positive results in Phase 2 trials for other cancer indications.

In parallel, Novelos has also closed a private placement with Purdue Pharma L.P. resulting in $10 million in gross proceeds through the sale of convertible preferred stock and warrants to purchase its common stock.  Novelos sold 200 shares of Series E convertible preferred stock, having a stated value equal to $50,000 per share, a cumulative annual dividend of 9% of stated value and a conversion price of $0.65 per share of common stock.  Purdue also received warrants expiring on December 31, 2015 to purchase an aggregate of 9,230,769 shares of common stock at an exercise price of $0.65 per share.

Under the terms of the collaboration agreement, Novelos may receive up to $25 million of launch milestones and $60 million of fixed sales-based payments.  Novelos will receive a double-digit royalty, which increases as the annual sales increase in the licensed territories.  Mundipharma will be responsible for certain development activities, regulatory submissions and commercialization of NOV-002 in the licensed territories.  Novelos retains all rights and responsibilities in the U.S.A. and the rest of the Americas.

“I am very pleased to be collaborating with Mundipharma and Purdue, which are innovative independent associated pharmaceutical companies with ample resources and a proven track record of developmental and commercialization expertise,” said Harry Palmin, President and CEO of Novelos.  “This transaction will provide the remaining capital to complete our pivotal, fully-enrolled, 840-patient Phase 3 lung cancer trial, which is currently expected to conclude in late 2009.”

According to Åke Wikström, Mundipharma’s Regional Director – Europe, “NOV-002 is an important addition to our oncology pipeline and reinforces our commitment to increasing the treatment options available for cancer patients and improving their quality of life through the development and commercialization of novel therapeutics.”

Ferghana Partners (New York, London and Boston) served as financial and strategic transaction advisor to Novelos.  The preferred stock and warrants were issued in a private placement transaction under Regulation D of the Securities of Act of 1933 and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements.  Novelos has agreed to file a registration statement with the SEC covering resales of the common stock issuable upon conversion of the newly issued shares of preferred stock and upon exercise of the warrants.

About Mundipharma International Corporation Limited and Purdue Pharma L.P.

The Purdue/Mundipharma/Napp independent associated companies are privately owned companies and joint ventures covering the world’s pharmaceutical markets.  The companies have particular expertise in drug delivery systems and these are applied to a range of analgesics, respiratory treatments, and cardiovascular drugs.  The companies also have a growing presence in the oncology market, and products in the areas of attention deficit hyperactivity disorder, antiseptics and laxatives.  For more information: www.mundipharma.co.uk

About Novelos Therapeutics, Inc.

Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis.  NOV-002, the lead compound currently in Phase 3 development for lung cancer under SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and a chemopotentiator.  NOV-002 is also in Phase 2 development for early-stage breast cancer and chemotherapy-resistant ovarian cancer.  Novelos has a partnership with Mundipharma to develop and commercialize NOV-002 in Europe and Japan.  Novelos’ second compound, NOV-205, acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties.  NOV-205 is in Phase 1b development for chronic hepatitis C non-responders.  Both compounds have been partnered with Lee’s Pharma in China.  For additional information about Novelos please visit www.novelos.com

# # #

COMPANY Harry S. Palmin, President and CEO Ph: 617-244-1616 x11 Email: hpalmin@novelos.com	INVESTOR RELATIONS Stephen Lichaw Ph: 201-240-3200 Email: slichaw@novelos.com

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.